SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Big Lots, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

April    , 2015

Dear Big Lots’ Shareholder:

We cordially invite you to attend the 2015 Annual Meeting of Shareholders of Big Lots, Inc. The Annual Meeting will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 28, 2015, beginning at 9:00 a.m. Eastern Time.

The following pages contain the Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. Voting by proxy in any of the ways described in the Proxy Statement will not prevent you from attending the Annual Meeting or voting in person.

Thank you for your ongoing support of, and continued interest in, Big Lots, Inc.

Respectfully submitted,

PHILIP E. MALLOTT	DAVID J. CAMPISI
Chairman	Chief Executive Officer and President

i

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 28, 2015
9:00 a.m. Eastern Time
300 Phillipi Road, Columbus, Ohio

We are pleased to invite you to the 2015 Annual Meeting of Shareholders of Big Lots, Inc. The meeting will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 28, 2015, beginning at 9:00 a.m. Eastern Time, for the following purposes:

1.	To elect as directors the nine nominees named in our accompanying Proxy Statement;
2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015;
4.	To vote on a proposal to amend our Code of Regulations to adopt proxy access; and
5.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on the record date, March 30, 2015, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors,

Timothy A. Johnson
Executive Vice President, Chief Financial Officer

April    , 2015
Columbus, Ohio

Your vote is important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

BIG LOTS, INC.

PROXY STATEMENT

______________________________

PROXY STATEMENT
______________________________

The Board of Directors (“Board”) of Big Lots, Inc., an Ohio corporation (“we,” “us,” “our” and “Big Lots”), is furnishing you this Proxy Statement to solicit proxies for use at the 2015 Annual Meeting of Shareholders to be held on May 28, 2015 (“Annual Meeting”). The Annual Meeting will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio at 9:00 a.m. Eastern Time.

On or about April , 2015, we began mailing to our shareholders of record at the close of business on March 30, 2015, a Notice of Internet Availability containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended January 31, 2015 (“fiscal 2014”).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, the shareholders will be asked to:

(1)	elect nine directors to the Board;
(2)	approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables (“say-on-pay vote”);
(3)	ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending January 30, 2016 (“fiscal 2015”);
(4)	vote upon a proposal to amend our Code of Regulations to adopt proxy access; and
(5)	transact such other business as may properly come before the Annual Meeting.

Shareholder Voting Rights

Only those shareholders of record at the close of business on March 30, 2015, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. At the record date, we had outstanding [o] common shares, $0.01 par value per share. Each of the outstanding common shares entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. The holders of our common shares have no cumulative voting rights in the election of directors. All voting at the Annual Meeting will be governed by our Amended Articles of Incorporation, our Code of Regulations and the Ohio General Corporation Law.

Registered Shareholders and Beneficial Shareholders

If your common shares are registered in your name directly with our transfer agent, Computershare Investor Services, LLC, you are considered a holder of record (which we also refer to as a registered shareholder). If you hold our common shares in a brokerage account or through a bank or other holder of record, you are considered the beneficial shareholder of the common shares, which shares are often referred to as held in “street name.”

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are permitted to furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders, by providing access to such documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while lowering the costs of delivery of our proxy materials and reducing the environmental impact of the Annual Meeting.

A Notice of Internet Availability that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting such materials.

A notice that directs our beneficial shareholders to the website where they can access our proxy materials should be forwarded to each beneficial shareholder by the broker, bank or other holder of record who is considered the registered shareholder with respect to the common shares of the beneficial shareholder. Such broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they receive from their broker, bank or other holder of record.

To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Attendance at the Annual Meeting

All of our shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m. Eastern Time, and the Annual Meeting will begin at 9:00 a.m. Eastern Time. If you attend the Annual Meeting, you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. If you hold your common shares as a beneficial shareholder, you may also be asked to present a copy of a brokerage or bank statement reflecting your beneficial ownership of our common shares as of the record date.

How to Vote

Registered Holders

After receiving the Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.proxyvote.com to access our proxy materials. You will have the opportunity to vote your common shares online at www.proxyvote.com until May 27, 2015 at 11:59 p.m. Eastern Time. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). If, after receiving the Notice of Internet Availability, you request (via toll-free telephone number, e-mail or online) that we send you paper or electronic copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card included with the materials and returning it in accordance with the instructions provided. Your common shares will be voted as you direct if (1) you properly complete your proxy online, (2) you complete, date, sign and return your proxy card no later than 11:59 p.m. EDT on May 27, 2015 or (3) you are a registered shareholder, attend the Annual Meeting and deliver your completed proxy card in person.

A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Corporate Secretary a written notice of revocation or duly executing and delivering to the Company a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Beneficial Owners

Beneficial shareholders should follow the procedures and directions set forth in the materials they receive from the broker, bank or other holder of record who is the registered holder of their common shares to instruct such registered holder how to vote those common shares or revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain and provide to the secretary of the meeting a completed form of proxy from the broker, bank or other holder of record who is the registered holder of their common shares.

Brokers, banks and other holders of record who hold common shares for beneficial owners in street name may vote such common shares on “routine” matters (as determined under New York Stock Exchange (“NYSE”) rules), such as Proposal Three, without specific voting instructions from the beneficial owner of such common shares. Such brokers, banks and other holders of record may not, however, vote such common shares on “non-routine” matters, such as Proposal One, Proposal Two and Proposal Four without specific voting instructions from the beneficial owner of such common shares. Proxies submitted by such brokers, banks and other holders of record that have not been voted on “non-routine” matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of common shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).

Householding

SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability. Upon request, we will promptly deliver a separate copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. Such a request should be made in the same manner as a revocation of consent for householding.

You may either request householding or revoke your consent for householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling 1-800-542-1061, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be added to or removed from the householding program within 30 days of receipt of your instructions. If you revoke your consent for householding, you will be sent separate copies of the documents sent to our shareholders at such time as you are removed from the householding program.

Beneficial shareholders can request more information about householding from their brokers, banks or other holders of record.

Board’s Recommendations

Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

1.	FOR the election of its nominated slate of directors (see Proposal One);
2.	FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (see Proposal Two);
3.	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015 (see Proposal Three); and
4.	FOR the proposal to amend our Code of Regulations to adopt proxy access (see Proposal Four).

If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for a substitute nominee as recommended by the Board.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to vote at the Annual Meeting will constitute a quorum and permit us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

Vote Required to Approve a Proposal

Proposal One

Our Corporate Governance Guidelines contain a majority vote policy and our Amended Articles of Incorporation impose a majority vote standard applicable to the uncontested election of directors. Specifically, Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. In all director elections other than uncontested elections, the nine director nominees receiving the greatest number of votes cast for their election will be elected as directors. An “uncontested election” means an election of directors at a meeting of shareholders in which the number of director nominees does not exceed the number of directors to be elected.

A properly executed proxy marked as withholding authority with respect to the election of one or more nominees for director will not be voted with respect to the nominee or nominees for director indicated. Broker non-votes will not be considered votes cast for or against or withheld from a director nominee’s election at the Annual Meeting.

See the “Governance – Majority Vote Policy and Standard” section of this Proxy Statement for more information about our majority vote policy and standard.

Other Matters

For purposes of Proposal Two and Proposal Three, the affirmative vote of the holders of a majority of the common shares represented in person or by proxy and entitled to vote on each such matter will be required for approval. The votes received with respect to Proposal Two and Proposal Three are advisory and will not bind the Board or us. For purposes of Proposal Four, the affirmative vote of the holders of our common shares entitling them to exercise not less than a majority of the voting power of the Company on the proposal will be required for approval. A properly executed proxy marked “abstain” with respect to Proposal Two, Proposal Three and Proposal Four will not be voted with respect to such matter, although it will be counted for purposes of determining the number of common shares necessary for approval of such matter. Accordingly, an abstention will have the effect of a vote against Proposal Two, Proposal Three and Proposal Four. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board. Broker non-votes will have no effect on Proposal Two or Proposal Three, but will have the same effect as a vote against Proposal Four.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, the common shares represented by proxies will be voted, unless otherwise specified, for the election of the nine director nominees named below. Proxies cannot be voted at the Annual Meeting for more than nine persons. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

Five of the nine nominees (Messrs. Berger, Campisi, Chambers, Mallott and Solt) are currently directors on our Board. Set forth below is certain information related to the nominees.

		Director	Audit	Compensation	Nominating / Corporate
Name	Age	Since	Committee	Committee	Governance Committee
Jeffrey P. Berger	65	2006		*	**
David J. Campisi	59	2013
James R. Chambers	57	2012	*		*
Marla C. Gottschalk	54
Cynthia T. Jamison	55
Philip E. Mallott	57	2003	**
Nancy A. Reardon	62
Wendy L. Schoppert	48
Russell E. Solt	67	2003	*	**
____________________

*	Committee Member
**	Committee Chair

Jeffrey P. Berger is the former Executive Vice President, Global Foodservice of H.J. Heinz Company (food manufacturer and marketer), and President and Chief Executive Officer of Heinz North America Foodservice (food manufacturer and marketer). Mr. Berger is also currently a director of GNC Holdings, Inc. (health and wellness specialty retailer). The Board would be well served by the perspective provided by Mr. Berger’s 14 years of experience as a chief executive of a multibillion dollar company, his service on another public company board and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules.

David J. Campisi is the Chief Executive Officer (“CEO”) and President of Big Lots, Inc. Before joining Big Lots in May 2013, Mr. Campisi served as the Chairman and Chief Executive Officer of Respect Your Universe, Inc. (activewear retailer). Mr. Campisi previously served as the Chairman, President and Chief Executive Officer of The Sports Authority, Inc. (sporting goods retailer). Prior to that, Mr. Campisi served as Executive Vice President and General Merchandise Manager, Women’s Apparel, Accessories, Intimates and Cosmetics of Kohl’s Corporation (department store retailer). Mr. Campisi’s day-to-day leadership as Chief Executive Officer and President of Big Lots, strong leadership skills, proven management capabilities, and more than 30 years of diverse retail experience make Mr. Campisi an excellent choice to continue serving on the Board.

James R. Chambers is the President and Chief Executive Officer and a director of Weight Watchers International, Inc. (weight management services provider). He previously served as President of the US Snacks and Confectionery business unit and General Manager of the Immediate Consumption Channel of Kraft Foods Inc. (food manufacturer). Mr. Chambers also served as President and CEO of Cadbury Americas (confectionery manufacturer), and as the President and Chief Executive Officer of Remy Amerique, Inc. (spirits manufacturer). Prior to his employment with Remy Amerique, Inc., Mr. Chambers served as the Chief Executive Officer of Paxonix, Inc. (online branding and packaging process solutions business), as the Chief Executive Officer of Netgrocer.com (online grocery retailer), and as the Group President of Information Resources, Inc. (global market research provider). Mr. Chambers spent the first 17 years of his career at Nabisco (food manufacturer), where he held leadership roles in sales, distribution, marketing and information technology, culminating in the role of President, Refrigerated Foods. Mr. Chambers previously served as a director of B&G Foods (food manufacturer) for seven years where he chaired the Nominating and Governance Committee and served on the Compensation Committee. Mr. Chambers’ extensive cross-functional packaged goods industry experience, 15-year track record in general management and his service on the boards of other public companies makes him an excellent candidate to serve on the Board.

Marla C. Gottschalk is the former Chief Executive Officer of The Pampered Chef Ltd. (marketer of kitchen tools, food products and cookbooks), where she also previously served as President and Chief Operating Officer. Prior to that, Ms. Gottschalk was Senior Vice President of Financial Planning and Investor Relations for Kraft Foods, Inc. (food manufacturer), where she also previously served as Executive Vice President and General Manager of the Post Cereal division and Vice President of Marketing and Strategy of the Kraft Cheese division. Ms. Gottschalk is currently a director of Potbelly, Inc. (food retailer), where she is chair of the compensation committee and a member of the audit committee. Ms. Gottschalk’s extensive experience in operations and strategic management, her qualification as an “audit committee financial expert,” as defined by applicable SEC rules, and her expertise in the food industry make her an excellent candidate to join our Board.

Cynthia T. Jamison is the former Chief Financial Officer of AquaSpy, Inc. (provider of soil moisture sensors to monitor soil moisture levels). Prior to that, Ms. Jamison was a partner with Tatum, LLC, (an executive services firm that supports the chief financial officers of public and private companies). Prior to joining Tatum, Ms. Jamison served as Chief Financial Officer of Chart House Enterprises (food retailer) and held various financial positions at Allied Domecq Retailing USA, Kraft General Foods and Arthur Anderson LLP. Ms. Jamison is also currently a director of Tractor Supply Company (farm and ranch retailer), where she serves as chairman, a director of Darden, Inc. (food retailer), where she serves as chair of the audit committee and a member of the compensation committee, a director of Office Depot (office supply retailer) where she is a member of the audit committee, compensation committee and corporate governance and nominating committee and a director of B&G Foods, Inc. (food manufacturer and distributor) until May 2105, where she is the chair of the audit committee. Ms. Jamison has extensive experience in financial and accounting matters, including public company reporting, as well as strategy and capitalization expertise, having served as a chief financial officer and on the boards of many public and private companies. Ms. Jamison’s qualification as an “audit committee financial expert,” as defined by applicable SEC rules, her key management, leadership, financial and strategic planning, corporate governance and public company executive experience all make her well-suited to join our Board.

Philip E. Mallott is the Chairman of the Board of Big Lots, Inc. Mr. Mallott is the former Vice President and Chief Financial Officer of Intimate Brands, Inc. (intimate apparel and beauty product retailer). Mr. Mallott is also currently a director of GNC Holdings, Inc. (health and wellness specialty retailer), where he is the chair of the audit committee and a member of the compensation committee. Mr. Mallott previously served as a director of Tween Brands, Inc. (clothing retailer). Mr. Mallott’s qualification as an “audit committee financial expert,” as defined by applicable SEC Rules, his experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers make him a valuable member of the Board.

Nancy A. Reardon is the former Senior Vice President and Chief Human Resources and Communications Officer of Campbell Soup Company (food manufacturer). Prior to that, Ms. Reardon served as Executive Vice President of Human Resources for Comcast Cable Communications, Inc. (telecommunications provider). Prior to that, Ms. Reardon served as Partner and Executive Vice President, Human Resources and Corporate Affairs for Borden Capital Management Partners where she developed financial and merger and acquisition skills through her involvement in multiple transactions for a portfolio of operating companies. Ms. Reardon previously served as a director of Warnaco Group, Inc. (apparel retailer) where she served as a member of the audit committee and the compensation committee. Ms. Reardon’s extensive experience in senior management roles, her experience on the boards of other private and charitable organizations, her experience leading human resources departments, in communications and public affairs and her leadership skills make her a strong choice to serve on the Board.

Wendy L. Schoppert is the former Executive Vice President and Chief Financial Officer of Select Comfort Corporation (bedding retailer and manufacturer), where she previously served as Chief Information Officer, interim Chief Marketing Officer and Senior Vice President of International and New Channel Development. Prior to joining Select Comfort, Ms. Schoppert led US Bank’s Private Asset Management team and served as Head of Product, Marketing & Corporate Development for the bank’s asset management division. Ms. Schoppert began her career in the airline industry, serving in various financial, strategic and general management leadership positions at American Airlines, Northwest Airlines and America West Airlines. Ms. Schoppert is currently a director of Gaiam, Inc. (provider of fitness products and media), where she serves as chair of the audit committee and a member of the compensation committee. The Board believes that Ms. Schoppert’s qualification as an “audit committee financial expert,” as defined by applicable SEC Rules, her vast experience in brand development and management, and her significant financial leadership and expertise with respect to the oversight of financial reporting and disclosure for public companies, make her well suited to serve on the Board.

Russell E. Solt is the former Director of Investor Relations of West Marine, Inc. (boating supplies and accessories specialty retailer) where he also previously served as the Executive Vice President and Chief Financial Officer. Additionally, Mr. Solt previously served as the Chief Financial Officer of Venture Stores, Inc. (discount retailer) and Williams-Sonoma, Inc. (home furnishing and cookware specialty retailer). Mr. Solt’s experience as a certified public accountant and as the Chief Financial Officer of other publicly-traded retailers, his background in investor relations and his qualification as an “audit committee financial expert,” as defined by applicable SEC Rules, makes him well-suited to continue serving on the Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE

Board Leadership and Independent Chairman of the Board

The Board is currently comprised of Mr. Berger, Mr. Campisi, Mr. Chambers, Peter J. Hayes, Brenda J. Lauderback, Mr. Mallott, Mr. Solt, James R. Tener and Dennis B. Tishkoff. Other than Mr. Campisi, our CEO and President, each of the other director nominees are or, if elected, would be independent (as defined by the applicable NYSE rules), non-employee directors (“non-employee directors”). Mr. Mallott, an independent director, serves as Chairman of the Board (“Chairman”). The Board believes it should have the flexibility to establish a leadership structure that works best for us at a particular time, and it reviews that structure from time to time, including in the context of a change in leadership. The Chairman plans the agendas for meetings of the Board, chairs the Board meetings, and is responsible for briefing our CEO, as needed, concerning executive sessions of the independent members of the Board. The Chairman also determines when additional meetings of the Board are needed. Additionally, the Chairman communicates informally with other directors between meetings of the Board, to foster free and open dialogue among directors.

Board Meetings in Fiscal 2014

The Board held six meetings during fiscal 2014. During fiscal 2014, each director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the periods that he or she served). It is our policy that each director nominee standing for election be present at the annual meeting of shareholders. Each director nominee who is currently a director attended the 2014 annual meeting of shareholders.

Role of the Board’s Committees

The Board has standing Audit, Compensation and Nominating / Corporate Governance Committees. Each committee reports its activities to the Board.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to:

(1)	the integrity of the financial reports and other financial information provided by us to our shareholders and others;
(2)	our compliance with legal and regulatory requirements;
(3)	the engagement of our independent registered public accounting firm and the evaluation of the firm’s qualifications, independence and performance;
(4)	the performance of our system of internal controls;
(5)	our audit, accounting and financial reporting processes generally; and
(6)	the evaluation of enterprise risk issues.

All members of the Audit Committee are independent as required by the Audit Committee’s charter and by the applicable NYSE and SEC rules. The Board has determined that each member of the Audit Committee is “financially literate,” as required by NYSE rules, and each of Messrs. Mallott, Hayes and Solt is an “audit committee financial expert,” as defined by applicable SEC rules.

The functions of the Audit Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee met nine times during fiscal 2014.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to the administration of our compensation programs, including the compensation program for our management leadership team (“Leadership Team”). Our Leadership Team is comprised of the current executives named in the Summary Compensation Table (“named executive officers”) and other executives holding the office of executive vice president or senior vice president.

The responsibilities of the Compensation Committee include:

(1)	establishing our general compensation philosophy;
(2)	overseeing the development of our compensation programs;
(3)	approving goals and objectives for the incentive compensation awarded to the Leadership Team;
(4)	reviewing and recommending to the Board the other compensation for our CEO and the Leadership Team;
(5)	administering our compensation programs; and
(6)	reporting on the entirety of the executive compensation program to the Board.

All members of the Compensation Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Compensation Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Compensation Committee met five times during fiscal 2014.

Nominating / Corporate Governance Committee

The responsibilities of the Nominating / Corporate Governance Committee include:

(1)	recommending individuals to the Board for nomination as members of the Board and its committees;
(2)	taking a leadership role in shaping our corporate governance policies and practices, including recommending to the Board changes to our Corporate Governance Guidelines and monitoring compliance with such guidelines;
(3)	monitoring issues associated with CEO succession and management development; and
(4)	reviewing the compensation of the members of the Board and recommending any changes to such compensation to the Board for its approval.

All members of the Nominating / Corporate Governance Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Nominating / Corporate Governance Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Nominating / Corporate Governance Committee met seven times during fiscal 2014.

Selection of Nominees by the Board

The Nominating / Corporate Governance Committee has oversight over a broad range of issues relating to the composition and operation of the Board. The Nominating / Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on our needs from time to time. The Nominating / Corporate Governance Committee also evaluates prospective director nominees against the standards and qualifications set forth in the Corporate Governance Guidelines. Although the Nominating / Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Committee and has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Committee considers factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, age, and compatibility with our CEO and other members of the Board. The Nominating / Corporate Governance Committee also considers other relevant factors that it deems appropriate, including the current composition of the Board and the alignment of the Board members skills and experiences with our strategic plan, diversity, the balance of management and independent directors, and the need for committee expertise. Before commencing a search for a new director nominee, the Nominating / Corporate Governance Committee confers with the Board regarding the factors it intends to consider in its search.

In identifying potential candidates for Board membership, the Nominating / Corporate Governance Committee considers recommendations from the Board, shareholders and management. A shareholder who wishes to recommend a prospective director nominee to the Board must send written notice to: Chair of the Nominating / Corporate Governance Committee, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.

Pursuant to its written charter, the Nominating / Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. Spencer Stewart was retained in connection with the selection of the director nominees proposed for election at the Annual Meeting.

Majority Vote Policy and Standard

Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections of directors and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election shall be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. The majority vote policy contained in our Corporate Governance Guidelines requires any nominee for director who does not receive more votes cast for such nominee’s election than votes cast against and/or withheld as to his or her election to deliver his or her resignation from the Board to the Nominating / Corporate Governance Committee. Broker non-votes have no effect in determining whether the required affirmative majority vote has been obtained. Withheld votes have the same effect as a vote against a director nominee. Upon its receipt of such resignation, the Nominating / Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action. The Board will act on the recommendation of the Nominating / Corporate Governance Committee no later than 100 days following the certification of the shareholder vote. The Nominating / Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, will evaluate such resignation in light of the best interests of Big Lots and our shareholders and may consider any factors and other information they deem relevant. We will promptly publicly disclose the Board's decision in a periodic or current report to the SEC.

Determination of Director Independence

The Board affirmatively determined that, with the exception of Mr. Campisi, all of the directors nominated for election at the Annual Meeting are independent of Big Lots, its subsidiaries and its management under the standards set forth in the NYSE rules, and no director nominee has a material relationship with Big Lots, its subsidiaries or its management aside from his or her service as a director. Mr. Campisi is not an independent director due to his employment by Big Lots.

In determining that each of the director nominees other than Mr. Campisi is independent, the Board considered charitable contributions to not-for-profit organizations of which these director nominees or their immediate family members are executive officers or directors and determined that each of the transactions and relationships it considered was immaterial and did not impair the independence of any of the directors.

Related Person Transactions

Our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Financial Professionals, and human resources policies prohibit, without the consent of the Board or the Nominating / Corporate Governance Committee, directors, officers and employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities.

Pursuant to our written related person transaction policy, the Nominating / Corporate Governance Committee evaluates “related person transactions.” Consistent with SEC rules, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships):

(1)	involving more than $120,000 in which we and any of our directors, nominees for director, executive officers, holders of more than five percent of our common shares, or their respective immediate family members were or are to be a participant; and
(2)	in which such related person had, has or will have a direct or indirect material interest.

Under our policy, our directors, executive officers and other members of management are responsible for bringing all transactions, whether proposed or existing, of which they have knowledge and which they believe may constitute related person transactions to the attention of our General Counsel. If our General Counsel determines that the transaction constitutes a related person transaction, our General Counsel will notify the chair of the Nominating / Corporate Governance Committee. Thereafter, the Nominating / Corporate Governance Committee will review the related person transaction, considering all factors and information it deems relevant, and either approve or disapprove the transaction in light of what the Committee believes to be the best interests of Big Lots and our shareholders. If advance approval is not practicable or if a related person transaction that has not been approved is discovered, the Nominating / Corporate Governance Committee will promptly consider whether to ratify the related person transaction. Where advance approval is not practicable or we discover a related person transaction that has not been approved and the Committee disapproves the transaction, the Committee will, taking into account all of the factors and information it deems relevant (including the rights available to us or other parties under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what it believes to be the best interests of our shareholders and company.

Examples of factors and information that the Nominating / Corporate Governance Committee may consider in its evaluation of a related person transaction include:

(1)	the reasons for entering into the transaction;
(2)	the terms of the transaction;
(3)	the benefits of the transaction to us;
(4)	the comparability of the transaction to similar transactions with unrelated third parties;
(5)	the materiality of the transaction to each party;
(6)	the nature of the related person’s interest in the transaction;
(7)	the potential impact of the transaction on the status of an independent director; and
(8)	the alternatives to the transaction.

Additionally, on an annual basis, each director, nominee for director and executive officer must complete a questionnaire that requires written disclosure of any related person transaction. The responses to these questionnaires are reviewed by the Nominating / Corporate Governance Committee and our General Counsel to identify any potential conflicts of interest or potential related person transactions.

We have not engaged in any related person transactions since the beginning of fiscal 2014.

Board’s Role in Risk Oversight

The Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. The Nominating / Corporate Governance Committee manages risks associated with corporate governance, related person transactions, succession planning, and business conduct and ethics. The Public Policy and Environmental Affairs Committee, a management committee that reports to the Nominating / Corporate Governance Committee, oversees management of risks associated with public policy, environmental affairs and social matters that may affect our operations, performance or public image.

Corporate Governance Guidelines

Our Corporate Governance Guidelines, which comply with NYSE rules, can be found in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

We have a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. We also have a Code of Ethics for Financial Professionals which applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, Messrs. Berger, Hayes, Solt, Tener and Tishkoff served on our Compensation Committee. No member of our Compensation Committee serves, or has served at any time, as one of our officers or employees or has, or during fiscal 2014 had, a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during fiscal 2014, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or our Compensation Committee.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the non-employee directors as a group, may do so by choosing one of the following options:

Call:	(866) 834-7325
Write:	Big Lots Board of Directors, 300 Phillipi Road, Columbus, Ohio 43228-5311
E-mail:	http://biglots.safe2say.info

Under a process approved by the Nominating / Corporate Governance Committee for handling correspondence received by us and addressed to non-employee directors, our General Counsel reviews all such correspondence and forwards to the Board or appropriate members of the Board a summary and/or copies of any such correspondence that deals with the functions of the Board, members or committees thereof or otherwise requires their attention. Directors may at any time review a log of all correspondence received by us and directed to members of the Board and may request copies of any such correspondence. Concerns relating to our accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the Nominating / Corporate Governance Committee. Parties submitting communications to the Board may choose to do so anonymously or confidentially.

DIRECTOR COMPENSATION

Under the Big Lots, Inc. Non-Employee Director Compensation Package established by the Board, each non-employee director is compensated for Board and committee participation in the form of retainers and fees and a restricted stock award.

Retainers and Fees

We pay our non-employee directors retainers and fees on a quarterly basis. Until May 29, 2014, the retainers and fees we paid to non-employee directors for consisted of: (1) an annual retainer of $70,000 for each non-employee director other than the nonexecutive chair; (2) an annual retainer of $160,000 for the nonexecutive chair; (3) an annual retainer of $30,000 for the Audit Committee chair; (4) an annual retainer of $20,000 for the chairs of the Compensation Committee and the Nominating / Corporate Governance Committee; (5) an annual retainer of $15,000 for each Audit Committee member; (6) an annual retainer of $10,000 for each Compensation Committee member and each Nominating / Corporate Governance Committee member; (7) donations by us in an aggregate annual amount up to $15,000 to charitable organizations nominated by the non-employee director; (8) matching charitable donations by us in an aggregate annual amount up to $15,000 to charitable organizations to which the non-employee director makes contributions; and (9) the payment of $750 for each telephonic Board or committee meeting attended by the non-employee director in a fiscal quarter after the first telephonic meeting held by the Board or committee during such quarter. Effective May 29, 2014, the annual retainer for each non-employee director other than the nonexecutive chair increased to $80,000 and effective August 28, 2014, the annual retainer for the nonexecutive chair increased to $170,000.

During fiscal 2014, Messrs. Berger, Chambers, Hayes, Mallott, Solt, Tener, Tishkoff, and Ms. Lauderback qualified as non-employee directors and, as a result, received compensation for their Board service. Due to our employment of Mr. Campisi as CEO in fiscal 2014, he did not qualify as a non-employee director and he did not receive compensation for his service as a director. The compensation received by Mr. Campisi as an employee is shown in the Summary Compensation Table included in this Proxy Statement.

Restricted Stock

In fiscal 2014, the non-employee directors also received a restricted stock award having a grant date fair value equal to approximately $110,000 (2,550 common shares). The fiscal 2014 restricted stock awards were made in June 2014 under the Big Lots 2012 Long-Term Incentive Plan (“2012 LTIP”). The restricted stock awarded to the non-employee directors in fiscal 2014 will vest on the earlier of (1) the trading day immediately preceding the Annual Meeting or (2) the non-employee director’s death or disability (as that term is defined in the 2012 LTIP). However, the restricted stock will not vest if the non-employee director ceases to serve on the Board before either vesting event occurs.

Director Compensation Table for Fiscal 2014

The following table summarizes the compensation earned by each non-employee director for his or her Board service in fiscal 2014.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred	All
	or	Stock	Option	Incentive Plan	Compensation	Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)(2)	($)(3)	($)	($)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Berger	105,000	109,982	—	—	—	28,800	243,782
Mr. Chambers	100,750	109,982	—	—	—	25,000	235,732
Mr. Hayes	100,750	109,982	—	—	—	2,380	213,112
Ms. Lauderback	100,750	109,982	—	—	—	24,500	235,232
Mr. Mallott	195,750	109,982	—	—	—	33,300	339,032
Mr. Solt	110,750	109,982	—	—	—	19,560	240,292
Mr. Tener	95,000	109,982	—	—	—	45,000	249,982
Mr. Tishkoff	95,000	109,982	—	—	—	20,000	224,982
____________________

(1)	Amounts in this column reflect the aggregate grant date fair value of the restricted stock awards granted to the non-employee directors in fiscal 2014 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding the effect of any estimated forfeitures. The full grant date fair value of the fiscal 2014 restricted stock award granted to each non-employee director, as computed in accordance with ASC 718, was based on individual awards of 2,550 common shares at a per common share value of $43.13 on the grant date (i.e., $109,982 per non-employee director). In accordance with ASC 718 and the 2012 LTIP, the per common share grant date value is the average of the opening price and the closing price of our common shares on the NYSE on the grant date.
(2)	As of January 31, 2015, each individual included in the table held 2,550 shares of restricted stock.
(3)	Prior to fiscal 2008, the non-employee directors received an annual stock option award under the Big Lots, Inc. Amended and Restated Director Stock Option Plan (“Director Stock Option Plan”). The Director Stock Option Plan was terminated on May 30, 2008 and no stock option awards were granted to any non-employee director in fiscal 2014. As of January 31, 2015, only Mr. Mallott (20,000 common shares) held stock options to purchase our common shares.
(4)	Amounts in this column reflect both matching contributions and payments made by us during fiscal 2014 to charitable organizations nominated by the specified directors pursuant to the Big Lots, Inc. Non-Employee Director Compensation Package during the year in which they were elected to serve on the Board.

STOCK OWNERSHIP

Ownership of Our Common Shares by Certain Beneficial Owners and Management

The following table sets forth certain information with regard to the beneficial ownership of our common shares by each holder of more than five percent of our common shares, each director, each of the current and former executive officers named in the Summary Compensation Table, and all executive officers and directors as a group. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC. Except as otherwise indicated, all information is as of March 13, 2015.

	Amount and Nature of	Percent of
Name of Beneficial	Beneficial Ownership	Outstanding
Owner or Identity of Group	(1)	Common Shares
Lisa M. Bachmann	280,229	*
Jeffrey P. Berger	21,312	*
David J. Campisi	159,911	*
James R. Chambers	8,120	*
Richard J. Chene	24,718	*
Peter J. Hayes	5,784	*
Timothy A. Johnson	171,436	*
Brenda J. Lauderback	5,822	*
Philip E. Mallott	43,212	*
Michael A. Schlonsky	91,201	*
Russell E. Solt	10,887	*
James R. Tener	24,312	*
Dennis B. Tishkoff	13,587	*
The Vanguard Group, Inc. (2)	4,116,095	7.7%
FMR, LLC (3)	3,640,190	6.8%
Sasco Capital, Inc. (4)	3,560,041	6.7%
BlackRock, Inc. (5)	3,242,462	6.1%
LSV Asset Management (6)	2,932,904	5.5%
All directors and executive officers as a group (14 persons)	884,465	1.6%
____________________

*	Represents less than 1.0% of the outstanding common shares.
(1)	Each person named in the table has sole voting power and sole dispositive power with respect to all common shares shown as beneficially owned by such person, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include common shares that may be acquired within 60 days of March 13, 2015 under stock options exercisable within that period. The number of common shares that may be acquired within 60 days of March 13, 2015 under stock options exercisable within that period are as follows: Ms. Bachmann: 176,563; Mr. Berger: 0; Mr. Campisi: 28,875; Mr. Chambers: 0; Mr. Chene: 5,000; Mr. Hayes: 0; Mr. Johnson: 83,625; Ms. Lauderback: 0; Mr. Mallott: 20,000; Mr. Schlonsky: 53,750; Mr. Solt: 0; Mr. Tener: 0; Mr. Tishkoff: 0; and all directors and executive officers as a group: 372,813.
(2)	In its Schedule 13G/A filed on February 11, 2015, The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2014, had sole voting power over 36,530 of the shares, had sole dispositive power over 4,084,465 of the shares, had shared dispositive power over 31,630 of the shares, and had no shared voting power over any of the shares. In its Schedule 13G/A, this reporting person indicated that its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., were the beneficial owners of 31,630 and 4,900 common shares, respectively.

(3)	In its Schedule 13G/A filed on February 13, 2015, FMR, LLC, 245 Summer Street, Boston, MA 02210, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2014, had sole voting power over 13,892 of the shares, had sole dispositive power over 3,640,190 of the shares, had no shared voting power or shared dispositive power over any of the shares. In its Schedule 13G/A, this reporting person indicated that its wholly-owned subsidiary, Fidelity Management and Research Company, was the beneficial owner of 3,640,190 common shares.
(4)	In its Schedule 13G/A filed on February 11, 2015, Sasco Capital, Inc., 10 Sasco Hill Road, Fairfield, CT 06824, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2014, had sole voting power over 1,521,632 of the shares, had sole dispositive power over 3,560,041 shares, and had no shared voting power or shared dispositive power over any of the shares.
(5)	In its Schedule 13G/A filed on January 30, 2015, BlackRock, Inc., 55 East 52nd Street, New York, NY 10022, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2014, had sole voting power over 3,060,309 of the shares and sole dispositive power over all the shares, and had no shared voting power or shared dispositive power over any of the shares.
(6)	In its Schedule 13G filed on February 12, 2015, LSV Asset Management, 155 North Wacker Drive, Suite 4600, Chicago, IL 60606, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2014, had sole voting power over 1,630,319 of the shares and sole dispositive power over 2,932,904 shares, and had no shared voting power or shared dispositive power over any of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Executive officers, directors and greater than 10% shareholders are required by the SEC rules to furnish us with copies of all Section 16(a) reports they file. Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers and greater than 10% shareholders complied during fiscal 2014 with the reporting requirements of Section 16(a) of the Exchange Act, except Mr. Hayes, a non-employee director, who inadvertently failed to disclose the sale of 411 of our common shares on March 21, 2014. This transaction was reported on a Form 4 dated March 28, 2014.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for fiscal 2014 (“Form 10-K”).

Members of the Compensation Committee

Russell E. Solt, Chair
Jeffrey P. Berger
Peter J. Hayes
James R. Tener
Dennis B. Tishkoff

Compensation Discussion and Analysis

This CD&A describes our executive compensation program for fiscal 2014 and certain elements of our executive compensation program for fiscal 2015 and explains how the Board and the Compensation Committee of the Board (which we refer to as the “Committee” in this CD&A) made its compensation decisions for our named executive officers, who, for fiscal 2014, were:

●	Mr. Campisi, our CEO and President;
●	Mr. Johnson, our Executive Vice President, Chief Financial Officer;
●	Ms. Bachmann, our Executive Vice President, Chief Operating Officer;
●	Mr. Chene, our Executive Vice President, Chief Merchandising Officer; and
●	Mr. Schlonsky, our Senior Vice President, Human Resources and Corporate Secretary.

Executive Summary

Objectives of Executive Compensation Program

Through a balanced mix of salary, annual cash incentive awards and equity awards, the Committee and the Board seek to promote three primary objectives: (1) align the interests of executives and shareholders through performance-linked compensation; (2) motivate executives to contribute to our success and reward them for their performance; and (3) attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our comparator groups.

Company Performance for Fiscal 2014

In fiscal 2014, we focused on improving our financial and operating performance. We delivered solid and improved operating and financial results in fiscal 2014, including:

●	positive comparable store sales in all four fiscal quarters and a 1.8% increase in comparable store sales for fiscal 2014;
●	an increase of $52 million in net sales, an increase of 1%;
●	$2.46 in diluted earnings per share from continuing U.S. operations, compared to $2.44 diluted earnings per share in fiscal 2013;
●	an increase of 30 basis points in gross margin rate;
●	return on invested capital (i.e., net operating profit after-tax divided by invested capital) (“ROIC”) of 14.9%;
●	total shareholder return of 73%; and
●	$250 million returned to shareholders through share repurchases and approximately $28 million returned to shareholders through dividends.

In fiscal 2014, our operating profit declined on a relative basis from fiscal 2013 (from $229.9 million to $222.3 million) but exceeded the amount projected by the Board in our fiscal 2014 corporate operating plan. We anticipated a decline in our operating profit as a result of the implementation of our strategic plan, which is designed to create long-term value for our shareholders.

Named Executive Officer Compensation for Fiscal 2014

The principal elements of our executive compensation program remained the same in fiscal 2014: salary; annual cash incentive awards; and equity awards. However, given the commitment of the Committee and other outside directors to a pay-for-performance philosophy and our focus on improving our financial and operating performance in fiscal 2014, the Committee and other outside directors structured a significant portion of the compensation awarded to our named executive officers for fiscal 2014 as “at risk” or “variable” and dependent on our performance and/or the value of our common shares. The Committee believes this emphasis on at-risk and variable compensation advances the objectives of our executive compensation program. Specifically, the at-risk or variable compensation awarded to our named executive officers in fiscal 2014 included:

●

Annual Cash Incentive Awards. Each named executive officer was eligible to receive a cash performance bonus based solely on our operating profit. The Committee and other outside directors selected operating profit as the sole financial measure because they believe it focuses our named executive officers on increasing our revenues and controlling our costs. The fiscal 2014 annual incentive awards were structured so that the target bonus would be earned only if we achieved the operating profit for fiscal 2014 projected in our annual corporate operating plan. Based on our $222,278,299 operating profit in fiscal 2014, our named executive officers earned an annual incentive award for fiscal 2014 equal to 110% of their respective target bonus.

●

Performance Share Unit Awards. For the first time, all of our named executive officers received a significant portion (60%) of their equity awards in the form of performance share unit awards (“PSUs”). The PSUs awarded to our named executive officers in fiscal 2014 will vest, if at all, after the completion of a three-year performance period based: (1) 50% on our average EPS performance, excluding extraordinary items, for each of the three years during the performance period; (2) 50% on our average ROIC performance, excluding extraordinary items, for each of the three years during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement). The Committee and other outside directors selected EPS and ROIC as the financial measures applicable to the PSUs to incentivize our named executive officers to achieve long-term financial results that we believe will create shareholder value. Based on EPS of $2.44 and ROIC of 14.9%, we achieved 99% of the targeted goal for EPS and 104% of the targeted goal for ROIC for the first year of the 2014 PSU three-year performance measurement period. This performance would equate to a 105% vesting factor, based on performance in the first year of the three-year performance period.

●

Time-Vested Restricted Stock Unit Awards. The remaining portion (40%) of our name executive officers’ equity awards took the form of time-vested restricted stock unit awards (“RSUs”). RSUs are primarily intended to align the interests of our named executive officers and our shareholders and help retain and motivate our named executive officers. The RSUs will vest ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date (except in the case of death, disability, retirement, involuntary termination or constructive termination).

The following graphs show the percentage of Mr. Campisi’s and our other named executive officers’ total target compensation for fiscal 2014 that was at-risk or variable.

2014 COMPENSATION AWARDED

Executive Compensation Policies and Practices

Our executive compensation policies and practices support good governance and mitigate excessive risk taking and include the following:

Policies and Practices	Big Lots Policies and Practices
Pay for Performance	In accordance with the Company’s pay for performance philosophy, performance-linked compensation comprised 48% to 57% of the compensation awarded to our named executive officers in fiscal 2014.
Stock Ownership Requirements	All of our outside directors and Leadership Team members are subject to stock ownership requirements.
Clawback Policy

Our employment agreements with Mr. Campisi and Ms. Bachmann provide that any compensation paid to the executive pursuant to any agreement or arrangement between the executive and us will be subject to deduction and clawback to the extent required by any applicable law or stock exchange listing requirement or any policy adopted by us with respect to any such law or listing requirement.

Anti-Hedging and Pledging Policy	We do not allow our directors or Leadership Team members to enter into any hedging, pledging or monetization transactions relating to our common shares.
Independent Compensation Consultant	The Committee’s independent compensation consultant, Exequity LLP (“Exequity”), is engaged directly by the Committee and performs services solely for the Committee.
Independent Board Chairman	We have separated our CEO and Chairman of the Board positions.
No Dividends on Unearned Performance Awards	We do not pay dividends on unearned performance awards.
No Excise Tax Gross-ups for Change-in- Control Payments	We have eliminated any reimbursement for any “golden parachute” excise tax imposed under Section 4999 of the IRC in our employment agreements.

2014 Annual Meeting Results and Shareholder Engagement

At our 2014 annual meeting of shareholders, we held an advisory vote of our shareholders regarding the fiscal 2013 compensation of our named executive officers as disclosed in our 2014 Proxy Statement (the “2014 say-on-pay vote”). Approximately 91% of votes cast voted in favor of our 2014 say-on-pay vote. The 2014 say-on-pay vote and discussions with shareholders before our 2014 annual meeting of shareholders suggested to us that the Company’s redesigned executive compensation program was generally supported by our shareholders and effectively responded to the concerns expressed by our shareholders over the previous two years. Since our 2014 annual meeting of shareholders, the Committee has considered the results of the 2014 say-on-pay vote in its evaluation of our executive compensation program. Based on the strong support our shareholders expressed at our 2014 annual meeting of shareholders, the Committee did not make any changes to our executive compensation program as a result of the 2014 say-on-pay vote.

Overview of our Executive Compensation Program

Philosophy and Objectives of our Executive Compensation Program

Our executive compensation program is designed to:

●	Align the interests of executives and shareholders through performance-linked compensation.

We pay annual incentive awards only if we meet or exceed corporate performance goals. For fiscal 2014, we also awarded RSUs and PSUs. The PSUs vest only if we meet performance targets over a three-year performance period. For fiscal 2014, the targets the Committee established for the PSUs are based on EPS and ROIC, each of which account for 50% of the performance component of the PSUs.

●	Motivate executives to contribute to our success and reward them for their performance.

We use the bonus and equity elements of our executive compensation program to motivate our executives to improve our business, promote sustainable profitability and create shareholder value. These compensation elements incentivize our executives to meet or exceed the applicable corporate financial goals.

●	Attract and retain talented executives by paying compensation that is competitive with the compensation paid by the companies in our comparator groups.

We believe most executives who consider joining our company expect to receive amounts and elements of compensation comparable to those offered by most companies in our comparator groups and/or their current employer. We believe the amounts and elements of compensation that we offer make us competitive within our comparator groups, and that offering competitive packages has enabled us in recent years to attract and retain talented executives.

Executive Performance and Compensation Evaluation Process

The Committee leads the process for establishing our annual executive compensation program, but seeks the approval of its compensation decisions from our other outside directors. The Committee believes that having all outside directors approve executive compensation is consistent with best practices in corporate governance. Additionally, as discussed in more detail below in the “Role of Management” and “Independent Compensation Consultant” sections of this CD&A, the Committee consults with management and may engage independent compensation consultants to take advantage of their expertise.

Because of his direct knowledge of the performance and contributions of the other members of our Leadership Team, our CEO provides the Board and Committee with (1) quarterly performance updates regarding each member of our Leadership Team beginning at our second quarter Board meeting and (2) an annual performance evaluation and compensation recommendation for each such Leadership Team member in the first quarter of each fiscal year. The Committee also regularly conducts executive sessions to evaluate our CEO’s performance. All of our outside directors participate in the most comprehensive evaluation of our CEO’s performance which takes place at our first quarter Board meeting. See the “Performance Evaluation” section of this CD&A for a discussion of the factors considered by our CEO, the Committee and the other outside directors when evaluating performance.

At its March 2014 meeting, the Committee:

●	reviewed and discussed the continued appropriateness of our executive compensation program, including its underlying philosophy, objectives and policies;

●	reviewed and discussed Mr. Campisi’s performance, contributions and value to our business;
●	reviewed and discussed Mr. Campisi’s performance evaluations and compensation recommendations for the other Leadership Team members;
●	reviewed and discussed comparative compensation survey data;
●	reviewed and analyzed tally sheets which included the total compensation awarded to each Leadership Team member during the immediately preceding two fiscal years;
●	analyzed the potential payments to each Leadership Team member upon termination of employment and change in control events;
●	considered internal pay equity by comparing the compensation of our CEO to the other members of our Leadership Team;
●	prepared its fiscal 2014 compensation recommendations for each member of our Leadership Team;
●	determined that a bonus was not payable under the 2006 Bonus Plan as a result of corporate performance in fiscal 2013; and
●

determined, for the named executive officers, that the second triggers for their fiscal 2011, fiscal 2012, and fiscal 2013 time-vested restricted stock awards were not achieved and that the first trigger for their fiscal 2013 time-vested restricted stock award was achieved as a result of corporate performance in fiscal 2013.

The Committee then shared its compensation recommendations, including the underlying data and analysis, with the other outside directors for their consideration and approval. The Committee’s recommendations were consistent with Mr. Campisi’s recommendations. At the March 2014 Board meeting, the outside directors discussed with the Committee the form, amount of, and rationale for the recommended compensation and, consistent with the Committee’s recommendations, finalized the compensation awards for the Leadership Team members.

Performance Evaluation

Our CEO, the Committee and our outside directors generally consider the following objective and subjective factors when evaluating the performance of the members of our Leadership Team, although the factors considered may vary for each executive:

●	long-term strategic goals;
●	short-term business goals;
●	profit and revenue goals;
●	expense goals;
●	operating margin improvement;
●	same store sales growth versus the industry;
●	earnings-per-share growth;
●	continued optimization of organizational effectiveness and productivity;
●	leadership and the development of talent; and
●	fostering teamwork and other corporate values.

Our CEO, the Committee and the other outside directors do not assign any of these performance factors a specific weight when they evaluate corporate performance or individual performance. Our CEO, the Committee and our other outside directors also consider the performance of our competitors, specific business challenges and general economic and market conditions in their performance evaluations. See the “Comparative Compensation Data” section of this CD&A for more information regarding the impact that the competitive market has on our executive compensation program.

Although the Committee and the other outside directors consider our CEO’s recommendations, the Committee and the other outside directors may elect to not follow, and are not bound by, our CEO’s recommendations on executive compensation. Our CEO, the Committee and the outside directors may consider different factors and may value the same factors differently.

The following items of corporate and individual performance were most significant in determining the base salary and equity awards provided to our named executive officers for fiscal 2014.

●	Mr. Campisi:

(1)

Implemented and executed a multi-year strategic planning process designed to better meet the expectations of our customers, improve the corporate culture for our employees and create value for our shareholders;

(2)	Recruited and effectively integrated a significant portion of our Leadership Team;
(3)	Improved our merchandising mix and introduced disciplined approaches for our product sourcing and purchasing decisions; and
(4)	Stabilized the Company by more clearly defining our business focus, including closing our wholesale and Canadian operations.

●	Mr. Johnson:

(1)	Promoted to Executive Vice President and also assumed additional responsibility associated with our real estate and asset protection departments;
(2)	Development and implementation of our annual corporate operating plan;
(3)	Executive leadership support for effective cash deployment and investor relations; and
(4)	Management’s interface with the Audit Committee.

●	Ms. Bachmann:

(1)	Successful implementation of enhancements and upgrades to information technology infrastructure;
(2)	Implementation of our warehouse management system in our distribution centers; and
(3)	Development and implementation of a strategic plan for enhancing our customers shopping experience in our stores.

●	Mr. Chene:

(1)

As Mr. Chene joined the company at the end of fiscal 2013, the Committee did not adjust his salary in fiscal 2014 and his equity award was consistent with individuals with similar roles within our peer group.

●	Mr. Schlonsky:

(1)	Effective management of compensation and employee healthcare coverage costs;
(2)	Management’s interface with the Compensation Committee; and
(3)	Recruited and hired a significant portion of our Leadership Team.

Role of Management

Our CEO plays a significant role in determining the compensation of the other members of our Leadership Team. Additionally, our CEO and the Committee consult with management from our human resources, finance and legal departments regarding the design and administration of our compensation programs, plans and awards for executives and directors. These members of management provide the Committee and CEO with advice regarding the competitiveness of existing and proposed compensation programs and the impact of accounting rules, laws and regulations on existing and proposed compensation programs. Management from our human resources, finance and legal departments also assist the Committee in the administration of our employee benefit and compensation plans in accordance with the Committee’s charter and our compensation plans.

Our CEO and some members of management attend meetings of the Committee, and the CEO participates in the Committee’s discussions regarding the compensation of the other Leadership Team members. These individuals do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee and the other outside directors.

Independent Compensation Consultant

The Committee has the authority under its charter to retain independent compensation consultants as it deems necessary. In establishing executive compensation for fiscal 2014, the Committee’s independent compensation consultant Exequity provided the Committee with compensation and financial information from the public filings of the members of our retailer comparator group (as defined below in the “–Comparative Compensation Data” section of this CD&A). The Committee also reviewed non-customized compensation surveys provided by several independent compensation consultants at the request of our human resources department.

Comparative Compensation Data

The Committee reviews data regarding the compensation of executives at other companies in its annual review of the compensation of the members of our Leadership Team. For fiscal 2014, the Committee reviewed compensation data for a group of retailers similar to us with whom we believe we compete for talent (the “retailer comparator group”). The factors the Committee considered in selecting companies for the retailer comparator group included revenue (generally one-half to two times our revenue), gross profit margin (cost of goods sold divided by revenues; generally within ten percentage points of our gross profit margin), geographic location (preference for companies in the Columbus, Ohio area with whom we compete for talent), inventory turns (cost of goods sold divided by average inventory turns; within approximately 50 points of our score), gross margin return on investment (gross margin dollars divided by average inventory with no set range, but used as an additional reference point), market capitalization, net income, earnings per share, price-to-earnings ratio and shareholder return. The companies included in the retailer comparator group for fiscal 2014 were:

Abercrombie & Fitch	Dollar Tree	L Brands
Ascena Retail Group	DSW	RadioShack
Bed Bath & Beyond	Family Dollar	Ross Stores
Dick’s Sporting Goods	Foot Locker	Tractor Supply
Dollar General	Kohl’s	Williams – Sonoma

The Committee also reviewed aggregated executive compensation data regarding broader groups of companies included in compensation surveys provided by Mercer, TowersWatson and Hay. These broader comparator groups consisted of the Standard & Poor’s Retail Stores Index companies and other companies, including non-retailers, with whom we believe we compete for talent and whose revenues or operations are similar to ours. We believed it was prudent to consult both sets of information because the compensation surveys for the broader groups include compensation information on more executives and provide a more extensive basis on which to compare the compensation of the Leadership Team members, particularly those Leadership Team members whose responsibilities, experience and other factors are not directly comparable to the executives included in the publicly-available reports of the retailer comparator group. The comparator groups may vary from year to year based on the Committee’s assessment of which companies compete with us for talent and are similar to us in terms of operations or revenues and whether compensation information for the companies remains publicly available.

The Committee and our human resources department reviewed each Leadership Team member’s responsibilities and compared, where possible, the total direct compensation levels for our Leadership Team members to the total direct compensation of similarly situated executives within the comparator groups. For purposes of this evaluation, no specific weight was given to one comparator group over the other and total direct compensation was comprised of salary, annual incentive award at target and equity awards.

While we evaluate total direct compensation awarded to Leadership Team members against the total direct compensation paid by the comparator groups, this evaluation merely provides a point of reference and market check and is not a determinative factor for setting our executives’ compensation. As discussed in this CD&A, compensation is subjectively determined based on numerous factors. We do not benchmark or target our compensation at any particular level in relation to the compensation of the comparator groups. We believe that our use of compensation data enables us to retain the flexibility necessary to make adjustments for performance and experience, attract, retain and motivate top talent, and reward executives who we believe excel or take on greater responsibility than executives at comparator companies.

Elements of our Executive Compensation for Fiscal 2014

The primary compensation elements we provide to our named executive officers are salary, bonus opportunities under the 2006 Bonus Plan and equity awards under the 2012 LTIP. In addition, our named executive officers are entitled to certain limited personal benefits and perquisites. We believe each of these individual elements and the total mix of elements are necessary to provide a competitive executive compensation program and advance our compensation philosophy and objectives.

Salary for Fiscal 2014

The Committee annually reviews and establishes the salary for each named executive officer. Salary serves as a short-term retention tool. A minimum salary for Mr. Campisi and Ms. Bachmann is set forth in his or her respective employment agreement, as described below in the “Elements of our Executive Compensation for Fiscal 2014– Employment Agreements” section of this CD&A. Salary adjustments are based on a thorough and robust review of each named executive officer’s performance, but specific salary increases are not formally tied to any specific accomplishment.

In reviewing the salaries of our named executive officers, the Committee considered, among other matters, each executive’s past performance, experience, scope of responsibilities, base salary in comparison to our other employees and anticipated future contributions. For fiscal 2014, the Committee approved the following salaries for the named executive officers, which became effective March 30, 2014:

Fiscal 2014
Salary
Name	($)
Mr. Campisi	$950,000
Mr. Johnson	$510,000
Ms. Bachmann	$650,000
Mr. Chene	$500,000
Mr. Schlonsky	$410,000

Annual Incentive Award for Fiscal 2014

Each named executive officer has the opportunity to earn an annual incentive award under the 2006 Bonus Plan. We design our annual incentive awards to retain, motivate and reward executives on a year-to-year basis. Annual incentive award payouts correspond to a percentage of each named executive officer’s salary (“payout percentage”) and are based on whether we achieve certain corporate performance goals under one or more financial measures established by the Committee when achievement of the goal is substantially uncertain. The corporate performance goals and financial measures are set annually at the discretion of the Committee and the other outside directors in connection with the Board’s approval of our annual corporate operating plan, subject to the terms of the 2006 Bonus Plan and, in the case or Mr. Campisi and Ms. Bachmann, their respective employment agreements.

The lowest level at which we will pay an annual incentive award under the 2006 Bonus Plan is referred to as the “threshold.” The level at which we generally plan our performance and the associated payout under the 2006 Bonus Plan is referred to as the “target.” The maximum level at which we will pay an annual incentive award under the 2006 Bonus Plan is referred to as the “maximum.” If our performance in a fiscal year exceeds the minimum corporate performance goal that earns a threshold bonus, there is a corresponding increase in the amount of the annual incentive award (up to the maximum bonus level). Conversely, if we do not meet the minimum corporate performance goal, executives do not receive an annual incentive award. We believe that our annual incentive awards support our pay-for-performance philosophy and directly link the interests of our named executive officers with those of our shareholders. See the “Bonus and Equity Plans” discussion following the Summary Compensation Table for more information regarding our annual incentive awards.

During their annual review of executive compensation in March 2014, the Committee and other outside directors approved the financial measure, corporate performance goals and payout percentages for the fiscal 2014 annual incentive awards.

The Committee and the other outside directors selected operating profit as the financial measure for the fiscal 2014 annual incentive awards because they believe it is a strong indicator of our operating results and financial condition. The Committee and other outside directors selected the corporate performance goals based on the annual corporate operating plan established by the Board. The corporate performance goals were set at an acceptable minimum (for the threshold annual incentive award), at (for the target annual incentive award), and above (for the maximum annual incentive award) the projected operating profit in our annual corporate operating plan. The Committee and other outside directors believed the selected goals provided challenging but reasonable levels of performance that were appropriate in light of our projected corporate operating plan for fiscal 2014, and our objective to promote sustained profitability while providing goals that motivate our executives. Because the Committee and the other outside directors consider the specific circumstances that we expect to face in the coming fiscal year (e.g., year-over-year comparable performance, general economic factors and performance of the retail sector), the relationship between each of the corporate performance goals and between the corporate performance goals and our annual corporate operating plan may vary significantly from year to year.

The payout percentages for our named executive officers for fiscal 2014 were established at the discretion of the Committee and other outside directors, subject, in the case of Mr. Campisi and Ms. Bachmann, to the minimum payout percentages established in their respective employment agreements. Except for Mr. Campisi and Mr. Johnson, the Committee and the other outside directors elected to maintain the annual incentive award payout percentages for our named executive officers for fiscal 2014 at the same levels as in fiscal 2013. The decision was primarily driven by the belief that those annual incentive award payout percentages were appropriate for fiscal 2014 to accomplish our executive compensation objectives. The decision to increase the bonus payout percentages for Mr. Campisi and Mr. Johnson was primarily driven by a review of comparative compensation data and the size, scope and importance of Mr. Campisi’s and Mr. Johnson’s respective areas of responsibility.

To calculate the amount of the annual incentive awards earned under the 2006 Bonus Plan, if any, we first calculate the applicable financial measure for purposes of our financial statements. We then adjust the measure to eliminate the effect of those events, transactions or accrual items described in the 2006 Bonus Plan. The Committee approves such adjustments at the same time it establishes the corporate performance goals and annual incentive award payout percentages applicable to the award. These adjustments may increase or decrease the corporate performance amount achieved. Additionally, the Committee may exercise negative discretion to cancel or decrease the annual incentive awards earned (but not increase an annual incentive award for a covered employee, as that term is used in Section 162(m) of the IRC). Accordingly, the corporate performance amount may differ from the financial measure amount reported in our financial statements.

The Committee exercised negative discretion to reduce the corporate performance amount achieved for fiscal 2014 to exclude certain accrual items that would have otherwise increased such amount. The Committee decided to exclude these accrual items principally because they were anticipated as part of the annual corporate operating plan upon which the financial measure and corporate performance goals were established for fiscal 2014, and not because of any corporate or individual performance factors.

The following table sets forth the payout percentage for each performance level, the corporate performance amount required to achieve the corresponding performance level, and the corporate performance amount and payout percentage achieved for fiscal 2014 (including the adjustments described in the preceding paragraph):

Annual
Incentive
Award
Level	Payout Percentage
and	(% of salary)					Corporate Performance
2014	Mr.	Mr.	Ms.	Mr.	Mr.	Amount
Results	Campisi	Johnson	Bachmann	Chene	Schlonsky	($)
No Bonus	0	0	0	0	0	0-$206,394,999
Threshold	55	30	30	30	25	$206,395,000
Target	110	60	60	60	50	$220,705,000
Maximum	220	120	120	120	100	$236,416,000
2014	$1,149,690	$336,651	$429,065	$330,050	$225,541	$222,278,299
Results

Our operating profit for fiscal 2014 exceeded the expectations of the Board, the Committee and management and earned a bonus between the target and maximum performance levels. The primary aim in setting the goals was to reward 2006 Bonus Plan participants while encouraging strong corporate earnings growth. As a consequence of the fiscal 2014 bonus payments, total cash compensation paid to the named executive officers for fiscal 2014 was generally at or above the median for our peer group. We believe higher than market average total cash compensation is appropriate in light of our fiscal 2014 performance and advances our objectives to motivate our executives and reward strong performance.

Equity for Fiscal 2014

All equity awards granted to our named executive officers since May 23, 2012 have been issued under the 2012 LTIP. For fiscal 2014, we awarded PSUs and time-vested RSUs to our named executive officers. The Committee believes that granting a competitive amount of equity to our named executive officers aligns their interests with the interests of our shareholders and helps retain and motivate them. The Committee uses its discretion and market data to determine grant equity award sizes and does not utilize a particular formula to determine the size of the equity awards it grants. The Committee undertook the following process to determine the size of the equity awards granted to our named executive officers for fiscal 2014:

●

The Committee reviewed an estimate prepared by management of the number of common shares to be subject to equity awards granted during fiscal 2014 to all recipients other than Mr. Campisi. This estimate was based on historical grant information, anticipated future events, and Mr. Campisi’s evaluation of the other Leadership Team members’ individual performance and his recommendations for the size of their equity awards.

●

In executive session, the Committee evaluated and approved Mr. Campisi’s recommendations for equity awards for the other Leadership Team members and determined the equity award for our CEO. In each case, the Committee made these determinations based on historical grant information and the Committee’s subjective views of comparative compensation data, retention factors, corporate performance (particularly operating profit, income from continuing operations, selling and administrative expenses and EPS against planned and prior performance), individual performance, the executive’s level of responsibility, the potential impact that the executive could have on our operations and financial condition and the market price of our common shares. See the “Performance Evaluation” section of this CD&A for a discussion regarding how our CEO and the Committee evaluate performance.

The Committee believes that this process makes our equity compensation awards consistent with corporate and individual performance and our policy that incentive compensation should increase as a percentage of total compensation as the executive’s level of responsibility and potential impact on our operations and financial condition increases. Corporate and individual performance were the most significant factors in determining the size of the equity awards made to our named executive officers in fiscal 2014.

Vested PSUs and RSUs will be settled in our common shares. Any PSUs or RSUs that do not vest will be forfeited. The PSUs and RSUs do not have voting rights. PSUs and RSUs include a dividend-equivalent right, which represents the right to receive the equivalent of any cash dividends payable with respect to our common shares underlying the awards. Any cash dividends will accrue without interest and will vest and be paid only at the time the corresponding PSUs or RSUs vest. Any accrued cash dividends relating to PSUs or RSUs that do not vest will be forfeited.

The PSUs awarded to our named executive officers in fiscal 2014 covered a target number of PSUs. The PSUs will vest, if at all, after the completion of a three-year performance period based: (1) 50% on our average EPS performance, excluding extraordinary items, for each of the three years during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding extraordinary items, for each of the three years during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement).

The actual number of PSUs that will vest will increase to 150% of the target number if we achieve the maximum performance levels for both of the EPS and ROIC performance goals, and decrease to zero if we fail to meet the minimum performance levels for both of the performance goals. If we achieve the minimum performance levels for both of the EPS and ROIC performance goals, 50% of the target number of PSUs will vest. The percentage of the target number of PSUs that will vest for performance between the minimum and maximum performance levels will increase proportionately from 50% to 150% based on our actual performance as described in the following chart:

Performance	3-Year Average	Vesting
Level	Performance Attainment	Factor
Threshold	80%	50%
Target	100%	100%
Maximum	120%	150%

The Committee establishes the minimum, target and maximum performance levels applicable to the EPS and ROIC performance goals. For the first year of the fiscal 2014 PSU awards, the Committee established the minimum, target and maximum EPS performance levels at $1.96, $2.45 and $2.94, respectively, and the minimum, target and maximum ROIC performance levels at 11.44%, 14.30% and 17.16%, respectively, as such measures will appear in our Form 10-K for fiscal 2014.

The time-vested RSUs awarded to our named executive officers in fiscal 2014 covered a fixed number of RSUs. The time-vested RSUs will vest, if at all, ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date (except in the case of death, disability, retirement, involuntary termination or constructive termination). These RSUs are also subject to an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in either of the two fiscal years immediately thereafter. The performance component is designed to preserve the deductibility of the RSU awards under Section 162(m) of the IRC, as such measure will appear in our Current Report on Form 8-K reflecting the attainment of the performance measure. As a result of our performance in fiscal 2014, the performance measure for the fiscal 2014 RSU awards was met. Accordingly, the first third of the fiscal 2014 time-vested RSU award vested on the second trading day after we filed with the SEC our Current Report on Form 8-K reflecting the attainment of the performance measure.

Personal Benefits and Perquisites

We provide our named executive officers with certain benefits that are available to nearly all salaried employees, including paid group term life insurance equal to one and a half times base salary, matching contributions to our Savings Plan, and medical and dental insurance. We generally provide the following limited personal benefits and perquisites to employees at or above the vice president level: (1) coverage under the Big Lots Executive Benefit Plan (“Executive Benefit Plan”); (2) enhanced long-term disability insurance coverage; and (3) use of an automobile or payment of an automobile allowance. We believe these personal benefits and perquisites, although immaterial to us in amount, are an important element of total compensation because of the value our executives place on these benefits.

Our Executive Benefit Plan reimburses executives for health-related costs incurred but not covered under our Big Lots Associate Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by named executive officers under the Executive Benefit Plan are treated as taxable income, and we reimburse each executive the approximate amount of his or her income tax liability relating to the benefits received under the Executive Benefit Plan.

We offer short-term disability coverage to all full-time employees and long-term disability coverage to all salaried employees. The benefits provided under the long-term disability plan are greater for our named executive officers than for employees below the vice president level. Under the long-term disability coverage, a named executive officer may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns 65, whichever occurs earlier. We pay the premiums for this long-term disability coverage and also reimburse our named executive officers for any income taxes resulting from our payment of such premiums.

In fiscal 2014, the Committee authorized Mr. Campisi to use the corporate aircraft for up to $80,000 (as such amount is calculated as described in the notes accompanying the “Summary Compensation Table for 2014” section of this CD&A) of non-business flights, including any deadhead flights associated with his non-business use of corporate aircraft. We reported imputed income for income tax purposes for the value of his non-business use of corporate aircraft based on the Standard Industry Fare Level in accordance with the IRC. We did not reimburse or otherwise “gross-up” Mr. Campisi for any income tax obligation attributed to his non-business use of corporate aircraft.

Big Lots sold its remaining corporate aircraft in the first quarter of 2015 in connection with an organizational expense reduction initiative. At this time, the Company intends to use leased aircraft when it requires the services of private aircraft.

Employment Agreements

We have entered into an employment agreement with each of Mr. Campisi and Ms. Bachmann. We negotiated the terms of each employment agreement with the executive. In those negotiations, we considered many factors, including:

●	our need for the services of the executive;
●	the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition;
●	the skills and past (if applicable) and anticipated future performance of the executive;
●	the compensation paid to similarly-situated executives at comparator group companies;
●	the relationship between the compensation offered to the executive and paid to the other Leadership Team members;
●	our perception of the relative bargaining power of the Company and the executive; and
●	to the extent applicable, the elements and amounts of compensation offered or paid to the executive by another employer.

On March 17, 2015, we entered into an Executive Employment Agreement (the “New Employment Agreement”) with Mr. Campisi, which amends, restates and replaces the Employment Agreement we entered into with Mr. Campisi on May 3, 2013 (the “Original Agreement”). Unless terminated earlier in accordance with its terms, the New Employment Agreement will remain effective until May 3, 2020 and will automatically renew for successive one-year renewal terms on each May 4 thereafter.

The Board determined that it was appropriate and in the best interests of the Company and our shareholders to enter into the New Employment Agreement based on the promising results we have achieved in connection with the implementation and execution of the strategic plan developed by Mr. Campisi and his management team. It’s the Board’s belief that Mr. Campisi’s leadership has been transformational across our business and our strategic plan has allowed us to refocus on our core customer, Jennifer, and her expectations when shopping in our stores. Mr. Campisi has also continued to focus on the future of our business through our omni-channel initiative and the development of a succession plan. During Mr. Campisi’s first 22 months, he recruited and effectively integrated a significant portion of our Leadership Team by hiring experienced merchandising and marketing leaders, who have helped rebuild our corporate culture centered around our associates and cross-functional teamwork. In addition, Mr. Campisi championed our commitment to philanthropy in the communities we serve by establishing the Big Lots Foundation. Mr. Campisi’s Original Agreement would have expired on May 3, 2015 and the Board believes the New Employment Agreement will continue to enhance the stability of our leadership team and reasonably incentivize Mr. Campisi to achieve the goals of our strategic plan and work effectively with the Board on CEO succession, both of which are designed to create long-term value for our shareholders.

The New Employment Agreement modifies the payments and benefits to which Mr. Campisi is entitled as follows:

●	increases his minimum annual base salary from $900,000 under the Original Agreement to $1,050,000 (and from his base salary of $950,000 in fiscal 2014);

●

increases the minimum payout percentages (expressed as a percentage of his annual base salary) that may be established for his target and maximum annual incentive award levels from 100% and 200%, respectively, under the Original Agreement to 120% and 240% (and from the 110% and 220% provided in fiscal 2014);

●

authorizes Mr. Campisi to use aircraft for personal travel in an amount up to $100,000 per calendar year (calculated based on the aggregate incremental cost to the Company in accordance with SEC rules and regulations), an increase of $20,000 from the amount approved by the Board for fiscal 2014;

●

requires that we maintain and pay all premiums on a life insurance policy on Mr. Campisi in a face amount equal to two times his current base salary (an increase from our current company policy of one and a half times base salary, up to a $1,000,000 total benefit);

●	provides Mr. Campisi with certain payments and benefits in the event that he retires after May 3, 2020 and complies with all restrictive covenants in the New Employment Agreement; and
●

conforms the severance payments and benefits provided to Mr. Campisi if we terminate him without cause or he terminates his employment for good reason to the severance payments and benefits provided to our Chief Executive Officer upon such termination events under the Big Lots Executive Severance Plan adopted on August 28, 2014 (the “Severance Plan”).

The New Employment Agreement also specifically addresses the vesting of outstanding grants and awards under the Company’s equity incentive plans (including the 2012 LTIP) upon certain termination events. The Original Agreement deferred to the vesting provisions set forth in the equity incentive plans and related award agreements and the Severance Plan.

On April 29, 2013, we entered into a Second Amended and Restated Employment Agreement with Ms. Bachmann. The term of Ms. Bachmann’s employment agreement will remain effective as long as we employ her unless we and the executive mutually agree to amend or terminate her employment agreement.

Under the terms of her employment agreement, Ms. Bachmann is entitled to receive at least $625,000 in annual base salary. Ms. Bachmann’s employment agreement also establishes that the minimum payout percentages (as a percentage of base salary) that may be set for her target and maximum annual incentive award levels are 60% and 120%.

The employment agreements with Mr. Campisi and Ms. Bachmann impose several restrictive covenants on the executive that survive the termination of his or her employment in exchange for minimum salary levels and target and maximum bonus payout percentages, potential severance and change in control payments and other benefits. These restrictive covenants include confidentiality (infinite), non-solicitation (two years, but reduced to six months for Mr. Campisi following a change in control), non-disparagement (infinite), non-competition (two years for Mr. Campisi and one year for Ms. Bachmann, but reduced to six months for each executive following a change in control), and continuing cooperation (infinite).

The employment agreements do not require us to reimburse the executives for the amount of any golden parachute excise tax imposed under Section 4999 of the IRC. Each employment agreement provides that if the payments to be received by the executive in connection with a change in control constitute “excess parachute payments,” the executive’s payments and benefits will be reduced to the extent necessary to become one dollar less than the amount that would generate an excise tax liability unless the executive would be in a better net after-tax position without any such reduction, in which case payments and benefits will not be reduced.

Termination of Employment

The consequences of termination of employment under the employment agreements depend on the circumstances of the termination and are described below in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Senior Executive Severance Agreements

We are a party to a senior executive severance agreement (all entered enter prior to fiscal 2014) with each of Messrs. Johnson, Chene and Schlonsky, and several other key officers who are not parties to an employment agreement. The senior executive severance agreements expire on the anniversary of the date of execution and automatically renew for an additional year unless we provide the executive at least 30 days’ notice of non-renewal. The senior executive severance agreements provide for the following severance benefits if, within 24 months after a change in control, the executive is terminated by us (other than for cause) or as a result of a constructive termination: (i) a lump-sum payment equal to 200% of the executive’s then current annual salary and maximum annual incentive award; and (ii) for a period of one year, the executive is entitled to participate in any group life, hospitalization or disability insurance plan, health program or other executive benefit plan generally available to similarly titled executive officers. The executive is also entitled to reimbursement of legal fees and expenses incurred by the executive in seeking to enforce their rights under the agreement. Additionally, to the extent that payments to the executive pursuant to the senior executive severance agreement (together with any other amounts received by the executive in connection with a change in control) would trigger the provisions of Sections 280G and 4999 of the IRC, payments under the agreement will be increased to the extent necessary to place the executive in the same after-tax position as the executive would have been if no excise tax or assessment had been imposed on any such payment to the executive under the agreement or any other payment that the executive may receive as a result of such change in control. The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and/or 280G of the IRC.

Severance Plan

The Board adopted the Severance Plan, which covers each of our named executive officers and several of our other key executives, to provide a more uniform approach to severance for our executives, avoid using individual severance agreements and ensure that our executives are covered by restrictive covenants. The payments and benefits to which our named executive officers would be entitled to under the Severance Plan (collectively, the “Severance Benefits”) if they are terminated without Cause (as defined in the Severance Plan) or on account of a Constructive Termination (as defined in the Severance Plan) are described below in the “Potential Payments Upon Termination or Change in Control – Involuntary Termination Without Cause” section of this Proxy Statement.

The Severance Plan imposes confidentiality, non-competition, non-solicitation, non-disparagement and post-termination cooperation obligations on participants. The non-competition and non-solicitation obligations apply during the period of employment and continue until the end of the restriction period set forth in the Severance Plan.

The Severance Plan does not provide for a gross-up payment to any participants to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 (the “Excise Tax”) of the IRC. Instead, the Severance Plan provides that in the event that the Severance Benefits would, if provided, be subject to the Excise Tax, then the Severance Benefits will be reduced to the extent necessary so that no portion of the Severance Benefits is subject to the Excise Tax, provided that the net amount of the reduced Severance Benefits, after giving effect to tax consequences, is greater than or equal to the net amount of the Severance Benefits without such reduction, after giving effect to the Excise Tax and tax consequences.

Any executive who is a party to an employment agreement with the Company or any of its subsidiaries or affiliates (except for Mr. Campisi and Ms. Bachmann) will not be eligible to participate in the Severance Plan. If either of Mr. Campisi or Ms. Bachmann is entitled to benefits under the Severance Plan and to severance benefits under their respective employment agreement, they will be eligible to receive the greater of the aggregate benefits payable under the Severance Plan or the aggregate severance benefits payable under their respective employment agreement, but not both.

Post-Termination and Change in Control Arrangements

The employment agreements and Severance Plan described above provide for potential severance and change in control payments and other consideration. Our equity compensation plans and related award agreements also provide for the accelerated vesting of outstanding stock options, time-vested restricted stock, PSUs and RSUs in connection with certain termination events.

The severance provisions of the employment agreements and the senior executive severance agreements are intended to address competitive concerns by providing the executives with compensation to alleviate the uncertainty associated with foregoing other opportunities and, if applicable, leaving for another employer. The change in control provisions of the employment agreements and severance agreements provide that the executive will receive certain cash payments and other benefits upon a change in control only if the executive is terminated in connection with the change in control (including a constructive termination and, in the case of Mr. Campisi under the New Employment Agreement, termination for good reason). This “double trigger” structure is intended to enable us to rely upon each named executive officer’s continued employment and objective advice without concern that the named executive officer might be distracted by the personal uncertainties and risks created by an actual or proposed change in control. These potential payments and benefits provide our named executive officers with important protections that we believe are necessary to attract and retain executive talent.

While the Committee considers the potential payments upon termination or change in control annually when it establishes compensation for the applicable year, this information is not a primary consideration in setting salary, bonus payout percentages or equity compensation amounts.

See the “Potential Payments Upon Termination or Change in Control” narrative disclosure and tables following this CD&A for a discussion of compensation that may be paid to our named executive officers in connection with a change in control or the termination of their employment with us.

Retirement Plans

We maintain four retirement plans: (1) a tax-qualified defined contribution plan (“Savings Plan”); (2) a non-qualified supplemental defined contribution plan (“Supplemental Savings Plan”); (3) a tax-qualified, funded noncontributory defined benefit pension plan (“Pension Plan”); and (4) a non-qualified, unfunded supplemental defined benefit pension plan (“Supplemental Pension Plan”). We believe that the Savings Plan and Supplemental Savings Plan are generally commensurate with the retirement plans provided by companies in our comparator groups and that providing these plans allows us to better attract and retain qualified executives. Participation in the Pension Plan and Supplemental Pension Plan, which we do not believe are material elements of our executive compensation program, is limited to certain employees whose hire date precedes April 1, 1994. Mr. Schlonsky is the only named executive officer eligible to participate in the Pension Plan or Supplemental Pension Plan. See the “Pension Benefits – Pension Plan and Supplemental Pension Plan” section of this Proxy Statement for a discussion of our retirement plans.

Our Executive Compensation Program for Fiscal 2015

In establishing the executive compensation program for fiscal 2015, the Committee engaged Exequity to:

●	provide comparative compensation data;
●	review and recommend changes to our executive compensation program;
●	review the appropriateness of our retailer-only comparator group; and
●	compare the amount and form of executive compensation paid to our executives against the compensation paid to similarly-situated executives at companies within the retailer-only comparator group.

The Committee did not make any material changes to the design of our fiscal 2014 executive compensation program when establishing our fiscal 2015 compensation program. For fiscal 2015, we awarded time-vested RSUs and PSUs. The time-vested RSUs are designed to vest ratably over three years from the grant date of the award and also contain a performance component intended to preserve deductibility under Section 162(m) of the IRC. The PSUs vest only if we meet performance targets over a three-year performance period. For fiscal 2015, the PSU performance targets are based on EPS and ROIC, each of which account for 50% of the performance component of the PSUs. In connection with its review of compensation for fiscal 2015, the Committee, with the assistance of Exequity, reviewed our retailer comparator group based upon the factors discussed in the Overview of our Executive Compensation Program - Comparative Compensation Data section of this CD&A. The companies included in the retailer comparator group for 2015 are:

Abercrombie & Fitch	Dick’s Sporting Goods	Genesco
Advance Auto Parts	Dollar General	Guess
American Eagle Outfitters	Dollar Tree	Ross Stores
Ascena Retail Group	DSW	Tractor Supply
Bed Bath & Beyond	Family Dollar	Williams – Sonoma
Burlington Stores	Foot Locker

For fiscal 2015, the Committee recommended, and the outside directors approved, the following salaries, payout percentages for the target annual incentive award level (with threshold being one-half of the target payout percentage and maximum being double the target payout percentage) and equity awards for our named executive officers:

		Fiscal 2015
		Target Annual	Common	Common
	Fiscal 2015	Incentive Award	Shares Underlying	Shares Underlying
	Salary	Payout Percentage	RSU Award	Target PSU Award
Name	($)	(%)	(#)	(#)
Mr. Campisi	1,050,000	120	42,937	64,406
Mr. Johnson	535,500	60	9,854	14,782
Ms. Bachmann	685,000	60	12,559	18,839
Mr. Chene	525,000	60	9,660	14,492
Mr. Schlonsky	435,000	50	6,161	9,243

Compensation Policies and Practices

Minimum Share Ownership Requirements and Hedging and Pledging Prohibition

The Board has adopted minimum share ownership requirements for all outside directors and Leadership Team members. These requirements are designed to align the long-term interests of our outside directors and executives with those of our shareholders. Under the requirements, the outside directors and Leadership Team members must own common shares having an aggregate value equal to at least the following multiple of his or her Board retainer or salary (as is in effect at the time compliance with the requirements is evaluated), as applicable:

Title	Multiple of Retainer or Salary
Director	4x
Chief Executive Officer	4x
Executive Vice President	2x
Senior Vice President	1x

Shares counted toward these requirements include common shares held directly or through a broker, common shares held under the Savings Plan or Supplemental Savings Plan, unvested restricted stock, unvested RSUs, unvested PSUs (at the target amount), and vested but unexercised in-the-money stock options. Each outside director that served on the Board when these requirements were adopted in March 2008 is required to meet the requirements on the final day or common shares trade in July of 2015 and at each subsequent annual adjustment date. Each Leadership Team member that was a Leadership Team member when these requirements were adopted is required to meet the requirements on the final day our common shares trade in July of 2015 and on each subsequent annual adjustment date. Directors elected and executives hired or promoted after the adoption of the requirements must meet the requirements on the first testing date for directors or executives following the fifth anniversary of their election, hire or promotion, as applicable. As of March 13, 2015, each outside director and executive who has been on the Board or a Leadership Team member for at least five years satisfied our minimum share ownership requirements. In addition to the minimum share ownership requirements, we do not allow our directors or Leadership Team members to enter into any hedging, pledging or monetization transactions involving our common shares.

Equity Grant Timing

Pursuant to the terms of the Big Lots 2005 Long-Term Incentive Plan (“2005 LTIP”) and 2012 LTIP, the grant date of equity awards must be the later of the date the terms of the award are established by corporate action or the date specified in the award agreement. Consistent with prior years, in fiscal 2014, the outside directors, after consultation with the Committee, specified that the grant date of the equity awards was the second trading day following our release of fiscal 2014 results on Form 8-K. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Committee or any employee manipulated the terms of the equity awards. For equity awards made throughout the fiscal year, which generally are made as a result of a hiring or promotion, the grant date is the 15th day of the month following the month of the hire or promotion date. We have no policy of timing the grant date of equity awards with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of any equity awards.

Tax and Accounting Considerations

The Committee reviews and considers the impact that tax laws and accounting regulations may have on the executive compensation awards, including the deductibility of executive compensation under Section 162(m) of the IRC. In doing so, the Committee relies on guidance from members of our finance and legal departments, as well as outside accountants and attorneys.

Section 162(m) of the IRC generally limits the tax deductions for compensation expense in excess of $1 million paid to our CEO and our three other highest compensated executives (excluding the principal financial officer). Compensation in excess of $1 million may be deducted if it is “qualified performance-based compensation” within the meaning of Section 162(m). Except as discussed below, we believe that compensation paid under our equity and bonus compensation plans is fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executives or to otherwise further our executive compensation philosophy and objectives. When considering whether to award compensation that will not be deductible, the Committee compares the cost of the lost deduction against the competitive market for executive talent and our need to attract, retain and motivate the executive, as applicable.

For fiscal 2014, the Committee believes it has taken the necessary actions to preserve the deductibility of all payments made under our executive compensation program. If the IRC or the related regulations change, the Committee intends to take reasonable steps to ensure the continued availability of deductions for payments under our executive compensation program, while at the same time considering our executive compensation philosophy and objectives and the competitive market for executive talent.

Summary Compensation Table for 2014

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position (1)	Year	($)(2)	($)	($)(3)	($)(4)	($)(5)	($)	($)(6)(7)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
David J. Campisi,	2014	942,308	—	6,458,624	—	1,149,690	—	155,778	8,706,400
Chief Executive Officer
and President (8)	2013	678,461	—	2,714,418	1,407,945	—	—	562,405	5,363,229
Timothy A. Johnson,	2014	503,846	—	1,422,946	—	336,651	—	48,043	2,311,486
Executive Vice	2013	452,885	—	1,401,725	485,600	—	—	54,229	2,394,439
President, Chief	2012	359,827	—	1,120,050	558,150	—	—	33,627	2,071,654
Financial Officer
Lisa M. Bachmann,	2014	646,154	—	1,892,202	—	429,065	—	58,125	3,025,546
Executive Vice	2013	620,385	—	1,818,725	485,600	—	—	39,354	2,964,064
President, Chief	2012	593,942	—	1,315,500	571,200	—	—	38,361	2,519,003
Operating Officer
Richard J. Chene,	2014	500,000	—	1,345,571	—	330,050	—	32,744	2,208,365
Executive Vice
President, Chief
Merchandising Officer
(8)
Michael A. Schlonsky,	2014	404,615	—	883,032	—	225,541	87,072	44,517	1,644,777
Senior Vice President,
Human Resources (8)
____________________

(1)	We are a party to an employment agreement with Mr. Campisi and Ms. Bachman, the material terms of which are described in the “Elements of our Executive Compensation for Fiscal 2014 - Employment Agreements” section of the CD&A. We are a party to a senior executive severance agreement with Mr. Johnson, Mr. Chene, and Mr. Schlonsky, the material terms of which are described in the “Elements of our Executive Compensation for Fiscal 2014 – Senior Executive Severance Agreements” section of the CD&A. We are a party to an executive severance plan with each of our named executive officers, the material terms of which are described in the “Elements of our Executive Compensation for Fiscal 2014 – Severance Plan” section of the CD&A.
(2)	The amounts in this column reflect the salary earned by each named executive officer during fiscal 2014.
(3)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock unit awards, an estimated grant date fair value of the performance share unit awards (at the target amount) and restricted stock awards granted under the 2012 LTIP to the executives in the fiscal years reported as computed in accordance with ASC 718, excluding the effect of any estimated forfeitures, based on the probable outcome of the applicable performance conditions. The aggregate grant date fair value reflected in this column is based on the number of restricted stock units, the estimated grant date fair value of the target number of performance share units granted, and restricted stock awards (i.e., for restricted stock units granted on March 11, 2014, $37.11 per common share – the average of the opening price and the closing price of our common shares on the NYSE on the grant date, as determined in accordance with ASC 718 and the terms of the 2012 LTIP).
(4)	The amounts in this column reflect the aggregate grant date fair value of the stock option awards granted under the 2012 LTIP to the executives in the fiscal years reported as computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. See Note 7 (Share-Based Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Share-Based Compensation section of Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) in our Form 10-K regarding the assumptions underlying the valuation of stock option awards.

(5)	The amounts in this column reflect annual incentive awards earned under the 2006 Bonus Plan for performance during each of the last three fiscal years.
(6)	For fiscal 2014, the amounts in this column include the following compensation for the executives, as more fully described in the table included with this footnote:
	i.	The reimbursement of taxes related to our payment of healthcare costs, including costs covered by the Executive Benefit Plan, long-term disability insurance premiums, and relocation expenses;
	ii.	Matching contributions made by Big Lots pursuant to the Savings Plan and the Supplemental Savings Plan, both of which are described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;
	iii.	Healthcare costs paid by Big Lots pursuant to the Executive Benefit Plan, which is described in the “Elements of our Executive Compensation for Fiscal 2014 – Personal Benefits and Perquisites” section of the CD&A;
	iv.	Premiums paid by Big Lots for life insurance, which is generally available to all full-time employees;
	v.	Premiums paid by Big Lots for long-term disability insurance, which is described in the “Elements of our Executive Compensation for Fiscal 2014 – Personal Benefits and Perquisites” section of the CD&A;
	vi.	The cost to Big Lots associated with the executive’s use of an automobile or receipt of a cash allowance in lieu of an automobile;
	vii.	The aggregate incremental cost to Big Lots associated with non-business use of corporate aircraft by Mr. Campisi; and
	viii.	Matching charitable contributions made by Big Lots.
The aggregate incremental cost of non-business use of corporate aircraft is calculated based on the direct costs we incur in connection with operating a flight, including expenses for fuel, oil, landing, ground services, on-board catering, crew hotel and meals, empty return (deadhead) flights and other miscellaneous variable costs. The aggregate incremental cost also includes per flight hour maintenance costs calculated based upon the total maintenance costs incurred by us during the prior two years and dividing those costs by the number of hours flown during that same period. Due to the fact that the corporate aircraft are used primarily for business travel, fixed costs which do not change based on usage, such as pilot salaries, hangar fees, management fees, purchase costs, depreciation and capitalized improvements to the aircraft, are excluded. We did not reimburse or otherwise “gross-up” Mr. Campisi for any income tax obligation attributed to his non-business use of corporate aircraft. The benefit of non-business use of corporate aircraft, which was approved by the Compensation Committee for fiscal 2014 as part of Mr. Campisi’s overall compensation package, is described in the “Elements of our Executive Compensation for Fiscal 2014 – Personal Benefits and Perquisites” section of the CD&A.

Name	Mr. Campisi	Mr. Johnson	Ms. Bachmann	Mr. Chene	Mr. Schlonsky
Reimbursement of Taxes ($)	13,610	2,281	8,835	2,765	2,910
Big Lots Contributions to Defined
Contribution Plans ($)	10,400	10,400	10,400	10,400	10,400
Big Lots Paid Health Care under	13,833	3,619	8,649	4,585	4,973
Executive Benefits Plans ($)
Big Lots Paid Life Insurance
Premiums ($)	1,135	859	1,100	853	691
Big Lots Paid Long-Term Disability
Insurance Premiums ($)	941	941	941	941	843
Use of Automobile or Automobile	25,400	14,943	13,200	13,200	13,200
Allowance ($)
Non-Business Aircraft Usage ($)	75,459	—	—	—	—
Matching Charitable Contributions
($)	15,000	15,000	15,000	—	11,500

(7)	We purchase tickets to entertainment and sporting venues for the primary purpose of allowing employees to use such tickets in furtherance of our business. Because we incur no incremental cost if a named executive officer uses such tickets for purposes other than our business, such tickets are not included in the amounts in in this column.
(8)	Mr. Campisi was not a named executive officer in fiscal 2012. Mr. Chene and Mr. Schlonsky were not named executive officers in fiscal 2013 or 2012.

Bonus and Equity Plans

The amounts reported in the Summary Compensation Table above include amounts earned under the 2006 Bonus Plan and the 2012 LTIP. Below is a description of the material terms of each plan and the awards made under those plans to our named executive officers, as reflected in the following Grants of Plan-Based Awards in Fiscal 2014 table.

Big Lots 2006 Bonus Plan

The 2006 Bonus Plan provides for cash compensation, which is intended to qualify as “qualified performance-based compensation” under Section 162(m) of the IRC, to be paid annually when we meet or exceed pre-established minimum corporate performance amounts under one or more financial measures approved by the Compensation Committee and other non-employee directors at the start of the fiscal year. Whether we will achieve the minimum corporate performance amounts is substantially uncertain at the time the corporate performance amounts and financial measures are established. No right to a minimum annual incentive award exists, and the Compensation Committee has the discretion to cancel or decrease an annual incentive award (but may not increase an annual incentive award for a covered employee (as that term is used within Section 162(m) of the IRC)) calculated under the 2006 Bonus Plan. Any payments made with respect to a fiscal year are made in the first quarter of the following fiscal year. The annual incentive awards that may be earned under the 2006 Bonus Plan range from the floor to the maximum annual incentive award payout percentages, and include all amounts in between. The smallest target and maximum annual incentive award payout percentages that may be set annually for our named executive officers who are a party to an employment agreement with us are set forth in their respective employment agreements. The threshold annual incentive award payout percentage is pre-established annually by the Compensation Committee and the other non-employee directors and has historically been one-half of the target annual incentive award payout percentage. Subject to the terms of the employment agreements, the Compensation Committee and the other non-employee directors retain the right to adjust the payout percentages and, in the past, have generally done so as deemed necessary to realign an executive’s annual incentive award opportunity with our compensation philosophy. Pursuant to the terms of the 2006 Bonus Plan, the maximum annual incentive award payable under the plan to a participant in a single fiscal year is $4,000,000. See the “Elements of our Executive Compensation for Fiscal 2014 – Annual Incentive Award for Fiscal 2014” and “Elements of our Executive Compensation for Fiscal 2014 – Employment Agreements” sections of the CD&A for more information regarding the 2006 Bonus Plan and the awards made under that plan for fiscal 2014.

Big Lots 2012 Long-Term Incentive Plan

Since May 23, 2012, all employee equity awards, including those made to our named executive officers, have been granted under the 2012 LTIP. The 2012 LTIP authorizes the grants of (1) non-qualified stock options (“NQSOs”), (2) incentive stock options (“ISOs”) as defined in Section 422 of the IRC, (3) stock appreciation rights (“SARs”), (4) restricted stock, (5) restricted stock units, (6) deferred stock units, (7) performance shares, (8) performance share units, (9) performance units, (10) cash-based awards, and (11) other stock-based awards (NQSOs, ISOs, SARs, restricted stock, restricted stock units, deferred stock units, performance shares, performance share units, performance units, cash-based awards and other stock-based awards are referred to collectively as “Awards”). All of our and our affiliates’ employees, non-employee directors and consultants are eligible to receive Awards under the 2012 LTIP.

The total number of common shares available for Awards under the 2012 LTIP is equal to the sum of (1) 7,750,000 newly issued common shares plus (2) any common shares subject to the 4,702,362 outstanding awards as of March 15, 2012 under the 2005 LTIP that on or after March 15, 2012 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable common shares).

Of the total number of common shares available for grant under the 2012 LTIP, no more than 7,750,000 common shares may be issued pursuant to grants of ISOs during the term of the 2012 LTIP. A participant may receive multiple Awards under the 2012 LTIP.

Each stock option granted under the 2012 LTIP allows the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us through the applicable vesting date. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement. Stock option awards made under the 2012 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term. Pursuant to the terms of the 2012 LTIP, the exercise price of a stock option may not be less than the average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day.

Under the restricted stock awards granted pursuant to the 2012 LTIP (other than those made to the non-employee directors, which are discussed in the “Director Compensation” section of this Proxy Statement), if we meet the first trigger and the recipient remains employed by us, the restricted stock will vest at the opening of our first trading window after the fifth anniversary of the grant date. If we meet the second trigger for any fiscal year ending prior to the fifth anniversary of the grant date and the recipient remains employed by us, the restricted stock will vest on the first trading day after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met. The restricted stock will also vest on a prorated basis in the event that the recipient dies or becomes disabled, or if the recipient is terminated without cause, after we meet the first trigger but before the lapse of five years. The restricted stock will be forfeited, in whole or in part, as applicable, if the recipient voluntarily terminates employment with us terminates prior to vesting.

The time-vested RSUs awarded to our named executive officers in fiscal 2014 pursuant to the 2012 LTIP covered a fixed number of RSUs. The time-vested RSUs will vest, if at all, ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date (except in the case of death, disability, retirement, involuntary termination or constructive termination). These RSUs are also subject to an operating profit performance component that requires us to earn at least one dollar in operating profit for the fiscal year in which the grant date occurs or in either of the two fiscal years immediately thereafter. The performance component is designed to preserve the deductibility of the RSU awards under Section 162(m) of the IRC.

The PSUs awarded to our named executive officers in fiscal 2014 covered a target number of PSUs. The PSUs will vest, if at all, after the completion of a three-year performance period, based: (1) 50% on our average EPS performance, excluding extraordinary items, for each of the three years during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding extraordinary items, for each of the three years during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement).

The actual number of PSUs that will vest will increase to 150% of the target number if we achieve the maximum performance levels for both of the EPS and ROIC performance goals, and decrease to zero if we fail to meet the minimum performance levels for both of the performance goals. If we achieve the minimum performance levels for both of the EPS and ROIC performance goals, 50% of the target number of PSUs will vest. The percentage of the target number of PSUs that will vest for performance between the minimum and maximum performance levels will increase proportionately from 50% to 150% based on our actual performance. For the first year of the fiscal 2014 PSU awards, the Committee established the minimum, target and maximum EPS performance levels at $1.96, $2.45 and $2.94, respectively, and the minimum, target and maximum ROIC performance levels at 11.44%, 14.30% and 17.16%, respectively.

The performance share units awarded to Mr. Campisi in fiscal 2013 vest in one-third increments if the market price of our common shares appreciates, for a period of 20 consecutive trading days, to prices that are 110%, 120% and 130% of the grant date market value of $37.13 (i.e., appreciate to $40.84, $44.56 and $48.27) before the earlier to occur of the termination of his employment or the seventh anniversary of the grant date. In fiscal 2014, two-thirds of Mr. Campisi’s fiscal 2013 performance share units award vested.

Upon a change in control (as defined in the 2012 LTIP), all awards outstanding under the 2012 LTIP automatically become fully vested. For a discussion of the change in control provisions in our named executive officers’ employment agreements and senior executive severance agreements and the 2012 LTIP, see “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below.

See the “Elements of our Executive Compensation for Fiscal 2014 – Equity for Fiscal 2014” section of the CD&A and the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below for more information regarding the equity awards made under the 2012 LTIP in fiscal 2014.

Grants of Plan-Based Awards in Fiscal 2014

The following table sets forth each award made to our named executive officers in fiscal 2014 under the 2006 Bonus Plan and the 2012 LTIP.

									All
									Other	All Other
									Stock	Option		Grant
			Estimated Possible Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise	Date Fair
			Under Non-Equity Incentive			Under Equity Incentive			Number	Number of	or Base	Value of
			Plan Awards			Plan Awards			of Shares	Securities	Price of	Stock and
	Grant	Award	(3)			(4)			of Stock	Underlying	Option	Option
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	(1)	(2)	($)	($)	($)	(#)	(#)	(#)	(#)(5)	(#)	($/Sh.)	($/Shr.)(6)
(a)	(b)	—	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Mr. Campisi	—	—	522,500	1,045,000	2,090,000	—	—	—	—	—	—	—
	3/11/14	3/7/14	—	—	—	52,212	104,424	156,636	—	—	—	3,875,175
	3/11/14	3/7/14							69,616			2,583,450
Mr. Johnson	—	—	153,000	306,000	612,000	—	—	—	—	—	—	—
	3/11/14	3/7/14	—	—	—	11,503	23,006	34,509	—	—	—	853,753
	3/11/14	3/7/14	—	—	—	—	—	—	15,338			569,193
Ms. Bachmann	—	—	195,000	390,000	780,000	—	—	—	—	—	—	—
	3/11/14	3/7/14	—	—	—	15,297	30,593	45,890	—	—	—	1,135,306
	3/11/14	3/7/14	—	—	—	—	—	—	20,396			756,896
Mr. Chene	—	—	150,000	300,000	600,000	—	—	—	—	—	—	—
	3/11/14	3/7/14	—	—	—	10,878	21,755	32,633	—	—	—	807,328
	3/11/14	3/7/14	—	—	—	—	—	—	14,504			538,243
Mr. Schlonsky	—	—	102,500	205,000	410,000	—	—	—	—	—	—	—
	3/11/14	3/7/14	—	—	—	7,139	14,277	21,416	—	—	—	529,819
	3/11/14	3/7/14	—	—	—	—	—	—	9,518			353,213
____________________

(1)	As discussed in the “Compensation Policies & Practices – Equity Grant Timing” section of the CD&A, in fiscal 2014, the Board set the grant date/issuance date of these equity awards as the second trading day following our release of results from our last completed fiscal year. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Compensation Committee or any employee manipulated the terms or timing of the equity awards.
(2)	The Award Date represents the date on which the Board authorized the equity-based award and set the grant date.
(3)	The amounts in columns (c), (d) and (e) represent our named executive officers’ threshold, target and maximum annual incentive award levels, respectively, for fiscal 2014 pursuant to the 2006 Bonus Plan, which annual incentive award levels are further described in the “Elements of our Executive Compensation for Fiscal 2014 – Annual Incentive Award for Fiscal 2014” section of the CD&A. For fiscal 2014, our named executive officers earned an annual incentive award under the 2006 Bonus Plan, as reflected in column (g) of the Summary Compensation Table.
(4)	The amounts in columns (f), (g) and (h) represent the threshold, target and maximum number of PSUs awarded pursuant to the 2012 LTIP that each named executive officer is eligible to earn depending on the level of achievement of the applicable performance metrics over the three-year performance period. For more information on PSUs, see the narrative preceding this table and the “Elements of our Executive Compensation for Fiscal 2014 – Equity for Fiscal 2014” section of the CD&A.
(5)	The amounts in column (i) represent RSUs awarded pursuant to the 2012 LTIP, which awards are described in the narrative preceding this table and the “Elements of our Executive Compensation for Fiscal 2014 – Equity for Fiscal 2014” section of the CD&A.
(6)	This column represents the full grant date fair value of the RSUs and PSUs (at target) granted to each of our named executive officers, as calculated in accordance with ASC 718.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth, as of the end of fiscal 2014, all equity awards outstanding under our equity compensation plans for each named executive officer.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive Plan
			Equity					Incentive Plan	Awards:
			Incentive Plan					Plan Awards:	Market or
	Number	Number	Awards:				Market	Number of	Payout Value
	of	of	Number of			Number of	Value of	Unearned	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)(1)	Date	(#)(2)	($)(4)	(#)(3)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Campisi	28,875	86,625	—	37.13	5/6/2020	—	—	—	—
	—	—	—	—	—	69,616	3,196,071	154,824	7,107,970
Mr. Johnson	1,875	—	—	17.47	3/6/2016	—	—	—	—
	15,000	—	—	35.92	3/5/2017	—	—	—	—
	9,000	3,000	—	41.12	3/7/2018	—	—	—	—
	6,000	2,000	—	33.67	7/18/2018	—	—	—	—
	17,500	17,500	—	43.85	3/6/2019	—	—	—	—
	2,500	2,500	—	30.82	8/28/2019	—	—	—	—
	10,000	30,000	—	35.72	3/8/2020	—	—	—	—
	—	—	—	—	—	15,338	704,168	93,006	4,269,905
Ms. Bachmann	36,563	—	—	17.47	3/6/2016	—	—	—	—
	50,000	—	—	35.92	3/5/2017	—	—	—	—
	30,000	10,000	—	41.12	3/7/2018	—	—	—	—
	20,000	20,000	—	43.85	3/6/2019	—	—	—	—
	10,000	30,000	—	35.72	3/8/2020	—	—	—	—
	—	—	—	—	—	20,396	936,380	120,593	5,536,425
Mr. Chene	5,000	15,000	—	38.14	11/25/2020	—	—	—	—
	—	—	—	—	—	14,504	665,879	31,755	1,457,872
Mr. Schlonsky	15,000	—	—	35.92	3/5/2017	—	—	—	—
	11,250	3,750	—	41.12	3/7/2018	—	—	—	—
	7,500	7,500	—	43.85	3/6/2019	—	—	—	—
	2,500	2,500	—	30.82	8/28/2019	—	—	—	—
	5,000	15,000	—	35.72	3/8/2020	—	—	—	—
			—			9,518	436,971	36,277	1,665,477
____________________

(1)	All stock option awards reflected in this table were made pursuant to the 2005 LTIP or 2012 LTIP. Stock option awards made under the 2005 LTIP or 2012 LTIP vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term.
(2)	The awards reported in column (g) reflect the RSUs awarded to the named executive officers in 2014 under the 2012 LTIP. These RSUs will vest at a rate of one third per year over the first three anniversaries of the grant date. For additional information regarding the fiscal 2014 RSU awards, including the vesting terms, see the narrative discussion preceding the Grants of Plan-Based Awards in Fiscal 2014 table and the “Our Executive Compensation Program for Fiscal 2014 – Equity for Fiscal 2014” section of the CD&A.
(3)	The awards reported in column (i) reflect the following: (1) for Mr. Campisi, a PSU award in fiscal 2014 (at the target amount) and a restricted stock award and PSU award in fiscal 2013; (2) for Mr. Chene, a PSU award in fiscal 2014 (at the target amount) and a restricted stock award in fiscal 2013; and (3) for Mr. Johnson, Mr. Bachmann and Mr. Schlonsky, a PSU award in fiscal 2014 (at the target amount) and restricted stock awards in fiscal 2013, fiscal 2012, and fiscal 2011. All awards were made pursuant to the 2005 LTIP or 2012 LTIP. The first trigger for the fiscal 2013, fiscal 2012 and fiscal 2011 restricted stock awards is $1.50 and the second trigger for the fiscal 2013 award is $3.98, the second trigger for the fiscal 2012 restricted stock awards is $3.95 and the second trigger for the fiscal 2011 restricted stock awards is $3.52. The PSU award to Mr. Campisi in fiscal 2013 vests in one-third increments if the market price of our common shares appreciates, for a period of 20 consecutive trading days, to prices that are 110%, 120% and 130% of the grant date market value of $37.13. The actual number of PSUs awarded to each named executive officer in fiscal 2014 that will vest and be earned (if any) by each named executive officer is determined after the three-year performance period based: (1) 50% on our average EPS performance, excluding extraordinary items, for each of the three years during the performance period; (2) 50% on our average ROIC performance (net operating profit after-tax divided by invested capital for the fiscal year), excluding extraordinary items, for each of the three years during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period (except in the case of death, disability or retirement). For additional information regarding the fiscal 2014 PSU awards, including the vesting terms, see the narrative discussion preceding the Grants of Plan-Based Awards in Fiscal 2014 table and the “Our Executive Compensation Program for Fiscal 2014 – Equity for Fiscal 2014” section of the CD&A.
(4)	The market value was computed by multiplying the number of units or shares by 45.91, the closing price of our common shares on January 31, 2015.

Option Exercises and Stock Vested in Fiscal 2014

The following table reflects all stock option exercises and the vesting of restricted stock held by each of our named executive officers during fiscal 2014.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mr. Campisi	—	—	25,200	1,143,324
Mr. Johnson	15,000	196,275	9,500	406,125
Ms. Bachmann	48,750	942,520	21,500	919,125
Mr. Chene	—	—	—	—
Mr. Schlonsky	3,750	110,348	—	—

Pension Benefits

Pension Plan and Supplemental Pension Plan

The Pension Plan is maintained only for certain employees hired before April 1, 1994. Effective January 1, 1996, the benefits accrued under the Pension Plan for certain highly compensated individuals were frozen at the then current levels. The Supplemental Pension Plan is maintained only for those executives whose benefits were frozen under the Pension Plan on or after January 1, 1996. Based on their respective dates of hire, Mr. Schlonsky is the only named executive officer eligible to participate in these plans.

The Pension Plan is intended to qualify under the IRC and comply with the Employee Retirement Income Security Act of 1974, as amended. The amount of the Big Lots’ annual contribution to the Pension Plan is actuarially determined to accumulate sufficient funds to maintain projected benefits. The Supplemental Pension Plan constitutes a contract to pay benefits upon retirement. The Supplemental Pension Plan is designed to pay the same benefits in the same amount as if the participants continued to accrue benefits under the Pension Plan. We have no obligation to fund the Supplemental Pension Plan, and all assets and amounts payable under the Supplemental Pension Plan are subject to the claims of our general creditors.

Effective January 1, 1993, the annual retirement benefit payable upon retirement under the Pension Plan and the Supplemental Pension Plan for those working until age 65 was, and continues to be, equal to 1% of the average annual compensation during the participant’s highest compensated five consecutive year period of employment with Big Lots multiplied by the years of service up to a maximum of 25 (“Normal Retirement Pension”), with participation and benefits being limited in and for any single year to one plan (not both plans) based on the participant’s status as a highly compensated employee, as defined in the IRC. This benefit is payable when a participant reaches the normal retirement age of 65; however, the Pension Plan and Supplemental Pension Plan provide the option to retire early (generally at age 55) or to continue employment beyond the normal retirement age.

Under the Pension Plan and the Supplemental Pension Plan, a participant who has reached the age of 55 and has at least five years of service with us can elect to retire early and receive a reduced monthly pension commencing on the date of the participant’s early termination (if age plus service equals 65 or more). Alternatively, a participant who has reached the age of 65 can elect to continue employment with us and continue participation in either the Pension Plan or Supplemental Pension Plan until the participant retires, at which time the participant will receive his Normal Retirement Pension. Participants who terminate employment due to a disability are entitled to a pension amount under the Pension Plan equal to the actuarially-determined present value of the Normal Retirement Pension. The spouse of a participant who dies before retirement is entitled to receive an amount equal to the actuarially-determined present value of the Normal Retirement Pension reduced for the period of time that the participant’s death or 25th anniversary of employment, if later, precedes the normal retirement age. A participant who terminates employment for any reason other than death or retirement may receive a reduced pension amount determined based on the number of years the participant was employed by us.

A participant may elect to receive a monthly annuity payment from the Pension Plan upon separation. Alternatively, a participant may elect to receive a lump sum payment of the entire actuarial equivalent of the participant’s accrued retirement pension or a reduced monthly annuity payable over a fixed number of months. Under the Supplemental Pension Plan, a lump sum payment of the entire actuarial equivalent of the participant’s retirement pension will be made within 90 days of the Entitlement Date.

For purposes of calculating benefits under the Pension Plan, compensation is defined to include the monthly equivalent of the total cash remuneration paid for services rendered during a plan year prior to salary reductions pursuant to Sections 401(k) or 125 of the IRC, including bonuses. The table below illustrates the amount of annual benefits payable at age 65 to a person with the specified five year average compensation and years of service under the Pension Plan combined with the Supplemental Pension Plan; assuming working to age 65.

Final	Years of Service
Average
Compensation	10	15	20	25
$100,000	$10,000	$15,000	$20,000	$25,000
$125,000	$12,500	$18,750	$25,000	$31,250
$150,000	$15,000	$22,500	$30,000	$37,500
$175,000	$17,500	$26,250	$35,000	$43,750
$200,000	$20,000	$30,000	$40,000	$50,000
$225,000	$22,500	$33,750	$45,000	$56,250
$250,000	$25,000	$37,500	$50,000	$62,500

The maximum annual benefit payable under the Pension Plan is restricted by the IRC ($210,000 for calendar year 2014). At January 31, 2015, the maximum five year average compensation taken into account for benefit calculation purposes was $251,000. The compensation taken into account for benefit calculation purposes is limited by law ($260,000 for calendar year 2014), and is subject to statutory increases and cost-of-living adjustments in future years. Income recognized as a result of the exercise of stock options and the vesting of restricted stock is disregarded in computing benefits under the Pension Plan.

Pension Benefits Table for Fiscal 2014

The following table reflects the number of years of credited service and the present value of accumulated benefits payable to Mr. Schlonsky under the Pension Plan and the Supplemental Pension Plan. See Note 8 (Employee Benefit Plans) to the consolidated financial statements and the “Critical Accounting Policies and Estimates – Pension” section of the MD&A in our Form 10-K regarding the interest rate, mortality rate and other assumptions underlying the calculations in this table.

		Number of Years	Present Value of	Payments During
	Plan	Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Mr. Campisi	N/A	—	—	—
Mr. Johnson	N/A	—	—	—
Ms. Bachmann	N/A		—	—
Mr. Chene	N/A	—	—	—
Mr. Schlonsky	Pension Plan	5	14,621	—
	Supplemental Pension Plan	16	223,276	—

Nonqualified Deferred Compensation

Supplemental Savings Plan

All of our named executive officers, as well as substantially all other full-time employees, are eligible to participate in the Savings Plan, our “401(k) plan.” The Supplemental Savings Plan is maintained for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred compensation and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if contributions had been made to the Savings Plan. We have no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of our general creditors.

In order to participate in the Savings and Supplemental Savings Plans, an eligible employee must satisfy applicable age and service requirements and must make contributions to such plans (“Participant Contributions”). Participant Contributions are made through authorized payroll deductions to one or more of the several investment funds available under the Savings and Supplemental Savings Plans and selected at the discretion of the participant. All Participant Contributions are matched by us (“Registrant Contributions”) at a rate of 100% for the first 2% of salary contributed and 50% for the next 4% of salary contributed. Additionally, the amount of the Registrant Contribution is subject to the maximum annual compensation that may be taken into account for benefit calculation purposes under the IRC ($260,000 for calendar year 2014). Accordingly, the maximum aggregate Registrant Contribution that could be made to a named executive officer participating in the Savings and Supplemental Savings Plans was $10,400 for fiscal 2014.

Under the Savings Plan and the Supplemental Savings Plan, 25% of the Registrant Contributions vests annually beginning on the second anniversary of the employee’s hiring. Under the Savings Plan, a participant who has terminated employment with us is entitled to all funds in his or her account, except that if termination is for a reason other than retirement, disability or death, then the participant is entitled to receive only the Participant Contributions and the vested portion of the Registrant Contributions. Under the Supplemental Savings Plan, a participant who has terminated employment with us for any reason is entitled to receive the Participant Contributions and only the vested portion of the Registrant Contributions. Under both plans, all other unvested accrued benefits pertaining to Registrant Contributions will be forfeited. Upon a change in control of Big Lots, the participant will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan.

Nonqualified Deferred Compensation Table for Fiscal 2014

The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under the Supplemental Savings Plan.

	Executive	Registrant		Aggregate
	Contributions	Contributions	Aggregate Earnings	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Campisi	47,019	—	1,133	—	51,585
Mr. Johnson	85,392	5,865	48,328	—	670,029
Ms. Bachmann	19,356	5,865	26,552	—	357,946
Mr. Chene	—	—	—	—	—
Mr. Schlonsky	28,229	5,865	37,754	—	493,603
____________________

(1)	The amounts in this column are included in the “Salary” column of the Summary Compensation Table for fiscal 2014.
(2)	The amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2014.
(3)	The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her Supplemental Savings Plan account in fiscal 2014 (i.e., appreciation or decline in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.
(4)	$3,462, $108,914 and $47,502 of the amounts in this column were previously reported as compensation to Mr. Campisi, Mr. Johnson and Ms. Bachmann, respectively, in the Summary Compensation Table for the prior years reported.

Potential Payments Upon Termination or Change in Control

The “Rights Under Post-Termination and Change in Control Arrangements” section below addresses the rights of our named executive officers under their employment agreements and other compensation arrangements upon a change in control or in the event their employment with us is terminated. The “Estimated Payments if Triggering Event Occurred at 2014 Fiscal Year End” section below reflects the payments that may be received by each executive (or his or her beneficiaries, as applicable) upon a change in control or in the event the executive’s employment with us is terminated: (1) involuntarily without cause (including a constructive termination (as defined in the Severance Plan)); (2) in connection with the executive’s disability; (3) upon the executive’s death; (4) upon the executive’s retirement (none of our named executive officers were retirement eligible at the end of fiscal 2014); or (5) in connection with a change in control.

Rights Under Post-Termination and Change in Control Arrangements

Termination for Cause

If a named executive officer who is a party to an employment agreement with us (Mr. Campisi and Ms. Bachmann) is terminated for cause or due to his or her voluntary resignation, we have no obligation under the employment agreement to pay any unearned compensation or to provide any future benefits to the executive; provided, however that if Mr. Campisi terminates his employment for “good reason” (as defined in the New Employment Agreement), he will be entitled to the payments and benefits described below in “Termination Without Cause.”

Involuntary Termination Without Cause

If a named executive officer is involuntarily terminated without cause (including a constructive termination), the Severance Plan would entitle the named executive officer to:

●	a cash payment equal to the product of (1) the named executive officer’s annualized base salary in effect on the date of termination and (2) a multiple thereof;
●	a cash payment equal to a prorated portion of the bonus that the named executive officer would have earned for the fiscal year in which the termination occurred had such termination not occurred;
●	a cash payment for outplacement assistance;
●

continued coverage for the named executive officer under our health plans until the last day of the calendar month in which the post-termination restriction period applicable to the named executive officer elapses, plus the amount necessary to reimburse the named executive officer for the taxes he or she would be liable for as a result of such continued coverage; and

●

prorated vesting of all unvested, outstanding restricted stock awards granted to the named executive officer on or before February 1, 2014 and, upon achievement of the applicable performance trigger, prorated vesting of all unvested, outstanding RSU awards granted to the named executive officer.

The New Employment Agreement would also entitle Mr. Campisi to these payments and benefits in the event he terminates his employment with us for “good reason.”

Termination due to Disability or Death

If a named executive officer is terminated as a result of his or her disability or death:

●

the Severance Plan would entitle the named executive officer to a cash payment equal to a prorated portion of the bonus that the named executive officer would have earned for the fiscal year in which the termination occurred had such termination not occurred;

●

unvested restricted stock awards granted under the 2005 LTIP and 2012 LTIP would vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed;

●

unvested stock options granted under the 2005 LTIP and 2012 LTIP in fiscal 2009 and after would vest on the date of termination, provided that such date occurs at least six months following the grant date;

●

a prorated portion of the unvested PSUs granted under the 2012 LTIP that the named executive officer would have earned had the named executive officer remained employed for the entire performance period would vest upon the certification of the applicable performance condition; and

●	a prorated portion of the unvested RSUs granted under the 2012 LTIP would vest on the termination date.

In addition, under the New Employment Agreement, if Mr. Campisi’s employment is terminated as a result of his disability or death:

●	all of Mr. Campisi’s unvested, outstanding service-based equity grants and awards and RSUs granted after February 1, 2014 would become fully vested upon termination; and
●

a prorated portion of Mr. Campisi’s unvested, outstanding performance-based equity grants and awards would vest upon the certification of the applicable performance condition and would be paid, if at all, after the end of the applicable performance period.

Termination Upon Retirement

If a named executive officer is terminated as a result of his or her retirement (as defined in the applicable award agreement):

●

a prorated portion of the unvested PSUs granted under the 2012 LTIP that the named executive officer would have earned had the named executive officer remained employed for the entire performance period would vest upon the certification of the applicable performance condition; and

●	if the performance condition is satisfied before the third anniversary of the grant date, a prorated portion of the unvested RSUs granted under the 2012 LTIP would vest on the termination date.

In addition, under the New Employment Agreement, if Mr. Campisi’s employment is terminated as a result of his retirement after May 3, 2020:

●	Mr. Campisi would be eligible (based on our achievement of at least the threshold performance goal) to receive a prorated bonus for the fiscal year in which his termination is effective;
●

all of Mr. Campisi’s unvested, outstanding service-based equity grants and awards and RSUs granted after February 1, 2014 for which the performance condition has been satisfied would continue to vest for 24 months after the date of termination and any such awards and units that vest more than 24 months after the date of termination will be forfeited; and

●

a pro rata portion of Mr. Campisi’s unvested, outstanding performance-based equity grants and awards, to be determined by (1) multiplying the amount of such award or grant that would have been earned had Mr. Campisi remained employed through the last vesting date under such award or grant by (2) a fraction, the denominator of which is the total number of days between the grant date of the award and the last vesting date under such award and the numerator of which is the number of days between the grant date of the award and Mr. Campisi’s termination date plus 730, provided such fraction shall never exceed 1.00. 730 is added to the numerator, as it is the equivalent number of days to the 24 months of continued vesting used for Mr. Campisi’s service-based equity grants and RSUs and is also equivalent to the time Mr. Campisi will be subject to the restrictive covenants included in the New Employment Agreement. The performance-based equity grants and awards will only vest upon the certification of the applicable performance criteria and will be paid at the end of the applicable performance period.

Termination in connection with Change in Control

If terminated without cause (including a constructive termination) within 24 months after a change in control, the senior executive severance agreements would entitle Mr. Johnson, Mr. Chene and Mr. Schlonsky to (1) a lump-sum payment equal to 200% of the executive’s then current annual base salary and maximum annual incentive award and (2) continued coverage under our health plans for up to one year after the date of termination.

If terminated without cause (including a constructive termination and, in the case of Mr. Campisi under the New Employment Agreement, termination for good reason), the employment agreements would entitle Mr. Campisi and Ms. Bachmann to (1) a lump-sum payment equal to 200% of the highest annual base salary and maximum annual incentive award in effect during the three months before and the 24 months after the change in control and (2) continued coverage under our health plans for up to two years after the date of termination, plus the amount necessary to reimburse him or her for the taxes he or she would be liable for as a result of such continued healthcare coverage.

In addition, upon a change in control:

●	all unvested restricted stock awards granted under the 2005 LTIP and 2012 LTIP would vest;
●	all unvested stock options granted under the 2005 LTIP and 2012 LTIP would vest;
●	if the change in control occurs before the third anniversary of the grant date, all unvested RSUs granted under the 2012 LTIP would vest; and
●

if the change of control occurs before the end of the applicable performance period, the greater of (1) the target number of PSUs, and (2) a number of PSUs calculated based on the satisfaction of the applicable performance conditions before the change in control, would vest.

Upon a change in control, each participating named executive officer would also receive a lump sum payment of all vested and unvested amounts under the Supplemental Savings Plan. (See the “Nonqualified Deferred Compensation” section above for more information regarding the Supplemental Savings Plan and our named executive officers’ aggregate balances under such plans at the end of fiscal 2014.)

Change in Control Described

Generally, pursuant to the 2005 LTIP, the 2012 LTIP, the Supplemental Savings Plan (as to amounts earned and vested before January 1, 2005, including earnings attributable to such amounts) and the Severance Plan, a change in control is deemed to occur if:

●	any person or group (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner, or has the right to acquire, 20% or more of our outstanding voting securities;
●

a majority of the Board is replaced within any two-year period by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board at any date consists of persons not so nominated and approved; or

●

our shareholders approve an agreement to merge or consolidate with an unrelated company or an agreement to sell or otherwise dispose of all or substantially all of our assets to an unrelated company, except pursuant to the terms of the 2012 LTIP and the Severance Plan, which requires the consummation of a merger or consolidation with another entity or the sale or other disposition of all or substantially all of our assets (including, without limitation, a plan of liquidation), which has been approved by our shareholders.

Consistent with the provisions of Section 409A (“Section 409A”) of the IRC and the Treasury Regulations promulgated thereunder, pursuant to our named executive officers’ employment agreements, the senior executive severance agreements, the 2006 Bonus Plan and the Supplemental Savings Plan (as to all amounts earned and vested on or after January 1, 2005), a change in control is deemed to occur upon:

●

the acquisition by any person or group (as defined under Section 409A) of our common shares that, together with any of our common shares then held by such person or group, constitutes more than 50% of the total fair market value or voting power in our outstanding voting securities;

●	the acquisition by any person or group, within any one year period, of 30% or more of our outstanding voting securities;
●

a majority of the Board is replaced during any one year period by directors whose appointment or election is not endorsed by a majority of the directors in office prior to the date of such appointment or election; or

●	the acquisition by any person or group, within any one year period, of 40% or more of the total gross fair market value of all of our assets, as measured immediately prior to such acquisition(s).

Notwithstanding the foregoing definitions, pursuant to our named executive officers’ employment agreements, senior executive severance agreements, the 1996 LTIP, the 2005 LTIP, the 2012 LTIP, the 2006 Bonus Plan and the Severance Plan, a change in control does not include any transaction, merger, consolidation or reorganization in which we exchange, or offer to exchange, newly issued or treasury shares in an amount less than 50% of our then-outstanding voting securities for 51% or more of the outstanding voting securities of an unrelated company or for all or substantially all of the assets of such unrelated company.

Estimated Payments if Triggering Event Occurred at 2014 Fiscal Year-End

The amounts in the following tables are approximations based on various assumptions and estimates. The actual amounts to be paid can only be determined at the time of the change in control or termination of employment, as applicable. In the tables that follow, we have made the following material assumptions, estimates and characterizations:

●	Except as otherwise provided in the tables below, the amounts are calculated based on compensation levels and benefits effective at January 31, 2015, the last day of fiscal 2014.
●

We have not taken into account the possibility that a named executive officer may be eligible to receive healthcare benefits from another source following his or her termination. Therefore, the amounts shown in the “Healthcare Coverage” row in the tables below reflect, consistent with the assumptions that would be used to estimate the cost of these benefits for financial reporting purposes under generally accepted accounting principles, the current monthly cost to provide continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) applied to each month these benefits would be provided to the named executive officer. Included in the amounts shown in the “Healthcare Coverage” row in the tables below are the related tax gross-up amounts. The amounts shown in the “Long-Term Disability Benefit” row in the tables below represent 67% of the named executive officer’s monthly salary, up to a maximum of $25,000 per month in accordance with the long-term disability insurance we maintain for our named executive officers. This benefit is payable until the named executive officer is no longer disabled or age 65, whichever occurs earlier. Due to the speculative nature of estimating the period of time during which a named executive officer may be disabled, we have presented only one month of disability benefits in the tables below.

●

The amounts in the “Accelerated Equity Awards” row under the “Termination upon Disability” and “Termination upon Death” columns in the tables below represent the value (as of the final trading day on the NYSE during fiscal 2014) of (1) 60% of the unvested restricted stock awarded to each named executive officer in March of 2011, (2) 40% of the unvested restricted stock awarded to each named executive officer in March of 2012, (3) 20% of the unvested restricted stock awarded to each named executive officer in March of 2013, (4) all of the unvested stock options awarded to our named executive officers in fiscal 2009 and after, and (5) a prorated portion of the unvested RSUs granted under the 2012 LTIP. As discussed in the prior section, if termination of employment resulted from death or disability, then unvested restricted stock awards made under the 2005 LTIP and 2012 LTIP will vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed. The first trigger for the restricted stock awarded to the named executive officers in March 2011, March 2012 and March 2013 was met as a result of our performance in fiscal 2011, fiscal 2012 and fiscal 2013, respectively. Accordingly, 60% of the March 2011 restricted stock award, 40% of the March 2012 restricted stock award and 20% of the March 2013 restricted stock award awarded to each those named executive officers would have vested at the end of fiscal 2014 had the executive’s employment terminated on such date as a result of his death or disability. As discussed in the prior section, if a named executive officer dies or becomes disabled before the last scheduled vesting date of a stock option awarded in fiscal 2009 or after, the then-remaining unvested portion of that stock option award will vest on the day such event occurred, provided such event occurred at least six months following the grant date.

●

The amounts in the “Accelerated Equity Awards” row under the “Termination in Connection with a Change in Control” and “Change in Control (without termination)” columns in the tables below include the value of all unvested stock options that were in-the-money at the end of fiscal 2014 (i.e., the closing market price of our common shares on the final trading day of fiscal 2014 less the applicable exercise price) and all unvested restricted stock, RSUs and PSUs that would have vested on an accelerated basis had a change in control occurred as of the end of fiscal 2014. These amounts do not reflect any equity awards that vested in fiscal 2014.

●	The closing market price of our common shares on the final trading day on the NYSE during fiscal 2014 was $45.91 per share.

David J. Campisi

The following table reflects the payments that would have been due to Mr. Campisi in the event of a change in control and/or the termination of his employment on January 31, 2015.

	Event Occurring at January 31, 2015
						Termination
	Involuntary	Involuntary				in Connection	Change in
	Termination	Termination		Termination	Termination	with a	Control
	with	without	Voluntary	upon	upon	Change in	(without
	Cause	Cause	Termination	Disability	Death	Control	termination)
Salary/Salary Continuation ($)	—	1,900,000	—	—	—	1,900,000	—
Non-Equity Incentive Plan
Compensation ($)	—	1,149,690	—	1,149,690	1,149,690	4,180,000	—
Healthcare Coverage ($)	—	72,240	—	—	—	72,240	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Outplacement Benefits ($)	—	40,000	—	—	—	—	—
Accelerated Equity Awards ($)	—	1,571,413	—	3,355,652	3,355,652	11,172,646	11,172,646
Excise Tax Benefit ($)	—	—	—	—	—
Total ($)	—	4,733,343	—	4,530,342	4,505,342	17,324,886	11,172,646

Timothy J. Johnson

The following table reflects the payments that would have been due to Mr. Johnson in the event of a change in control and/or the termination of his employment with us on January 31, 2015.

	Event Occurring at January 31, 2015
						Termination
	Involuntary	Involuntary				in Connection	Change in
	Termination	Termination		Termination	Termination	with a	Control
	with	without	Voluntary	upon	upon	Change in	(without
	Cause	Cause	Termination	Disability	Death	Control	termination)
Salary/Salary Continuation ($)	—	1,020,000	—	—	—	1,020,000	—
Non-Equity Incentive Plan
Compensation ($)	—	336,651	—	336,651	336,651	1,224,000	—
Healthcare Coverage ($)	—	72,240	—	—	—	36,120	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Outplacement Benefits ($)	—	25,000	—	—	—	—	—
Accelerated Equity Awards ($)	—	1,828,917	—	2,026,830	2,026,830	5,447,653	5,447,653
Excise Tax Benefit ($)	—	—	—	—	—	2,061,192	—
Total ($)	—	3,282,808	—	2,388,481	2,363,481	9,788,965	5,447,653

Lisa M. Bachmann

The following table reflects the payments that would have been due to Ms. Bachmann in the event of a change in control and/or the termination of her employment with us on January 31, 2015.

	Event Occurring at January 31, 2015
						Termination
	Involuntary	Involuntary				in Connection	Change in
	Termination	Termination		Termination	Termination	with a	Control
	with	without	Voluntary	upon	upon	Change in	(without
	Cause	Cause	Termination	Disability	Death	Control	termination)
Salary/Salary Continuation ($)	—	1,300,000	—	—	—	1,300,000	—
Non-Equity Incentive Plan
Compensation ($)	—	429,065	—	429,065	429,065	1,560,000	—
Healthcare Coverage ($)	—	72,240	—	—	—	72,240	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Outplacement Benefits ($)	—	25,000	—	—	—	—	—
Accelerated Equity Awards ($)	—	2,707,012	—	2,723,395	2,723,395	6,939,509	6,939,509
Excise Tax Benefit ($)	—	—	—	—	—	—	—
Total ($)	—	4,533,317	—	3,177,460	3,152,460	9,871,749	6,939,509

Richard Chene

The following table reflects the payments that would have been due to Mr. Chene in the event of a change in control and/or the termination of his employment with us on January 31, 2015.

	Event Occurring at January 31, 2015
						Termination
	Involuntary	Involuntary				in Connection	Change in
	Termination	Termination		Termination	Termination	with a	Control
	with	without	Voluntary	upon	upon	Change in	(without
	Cause	Cause	Termination	Disability	Death	Control	termination)
Salary/Salary Continuation ($)	—	1,000,000	—	—	—	1,000,000	—
Non-Equity Incentive Plan
Compensation ($)	—	330,050	—	330,050	330,050	1,200,000	—
Healthcare Coverage ($)	—	72,240	—	—	—	36,120	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Outplacement Benefits ($)	—	25,000	—	—	—	—	—
Accelerated Equity Awards ($)	—	310,084	—	676,930	676,930	2,263,893	2,263,893
Excise Tax Benefit ($)	—	—	—	—	—	1,283,631	—
Total ($)	—	1,737,374	—	1,031,980	1,006,980	5,783,644	2,263,893

Michael A. Schlonsky

The following table reflects the payments that would have been due to Mr. Schlonsky in the event of a change in control and/or the termination of his employment with us on January 31, 2015.

	Event Occurring at January 31, 2015
						Termination
	Involuntary	Involuntary				in Connection	Change in
	Termination	Termination		Termination	Termination	with a	Control
	with	without	Voluntary	upon	upon	Change in	(without
	Cause	Cause	Termination	Disability	Death	Control	termination)
Salary/Salary Continuation ($)	—	820,000	—	—	—	820,000	—
Non-Equity Incentive Plan
Compensation ($)	—	225,541	—	225,541	225,541	820,000	—
Healthcare Coverage ($)	—	72,240	—	—	—	36,120	—
Long-Term Disability Benefit ($)	—	—	—	22,892	—	—	—
Outplacement Benefits ($)	—	25,000	—	—	—	—	—
Accelerated Equity Awards ($)	—	627,789	—	865,035	865,035	2,349,791	2,349,791
Excise Tax Benefit ($)	—	—	—	—	—	1,051,457	—
Total ($)	—	1,770,570	—	1,113,468	1,090,576	5,077,368	2,349,791

PROPOSAL TWO: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES

Section 14A of the Exchange Act requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The following summary of our executive compensation program describes our compensation philosophy and the key objectives identified by our Compensation Committee to implement our compensation philosophy.

Our executive compensation program seeks to promote three primary objectives: (1) aligning the interests of executives and shareholders through performance-linked compensation; (2) motivating executives to contribute to our success and reward them for their performance; and (3) attracting and retaining talented executives by paying compensation that is competitive with the compensation paid by the companies in our comparator groups. We use a balanced mix of salary, annual cash incentive awards and equity awards to promote these objectives. For a more detailed discussion of how our executive compensation program reflects these objectives and our executive compensation philosophy, including information about the fiscal 2014 compensation of our named executive officers, we encourage you to read the CD&A as well as the Summary Compensation Table and other related compensation tables in this Proxy Statement.

In fiscal 2014, we focused on improving our financial and operating performance. Given the commitment of the Compensation Committee and other outside directors to a pay-for-performance philosophy and our focus on improving our financial and operating performance in fiscal 2014, the Compensation Committee and other outside directors structured a significant portion of the compensation awarded to our named executive officers for fiscal 2014 as “at risk” or “variable” and dependent on our performance and/or the value of our common shares, including:

●	Annual Cash Incentive Awards. Each named executive officer was eligible to receive a cash performance bonus based solely on our operating profit. The Compensation Committee and other outside directors selected operating profit as the sole financial measure because they believe it focuses our named executive officers on increasing our revenues and controlling our costs. The fiscal 2014 annual incentive awards were structured so that the target bonus would be earned only if we achieved the operating profit for fiscal 2014 projected in our annual corporate operating plan. Based on our $222,278,299 operating profit in fiscal 2014, our named executive officers earned an annual incentive award for fiscal 2014 equal to 110% of their respective target bonus.

●	Performance Share Unit Awards. For the first time, all of our named executive officers received a significant portion (60%) of their equity awards in the form of PSUs. The PSUs awarded to our named executive officers in fiscal 2014 will vest, if at all, after the completion of a three-year performance period based: (1) 50% on our average EPS performance, excluding extraordinary items, for each of the three years during the performance period; (2) 50% on our average ROIC performance, excluding extraordinary items, for each of the three years during the performance period; and (3) on the named executive officer’s continued employment through the end of the performance period. The Compensation Committee and other outside directors selected EPS and ROIC as the financial measures applicable to the PSUs to incentivize our named executive officers to achieve long-term financial results that we believe will create shareholder value.
●	Time-Vested Restricted Stock Unit Awards. Time-vested RSUs are primarily intended to align the interests of our named executive officers and our shareholders and help retain and motivate our named executive officers. The RSUs will vest ratably over three years from the grant date of the award if the participant remains employed by us through each annual vesting date.

Although our operating profit declined in 2014 on a relative basis from fiscal 2013 (from $229.9 million to $222.3 million), our operating profit exceeded the amount projected by the Board in our fiscal 2014 corporate operating plan and we improved our operational and financial performance in 2014 in several other important respects. For example, in fiscal 2014, our comparable store sales increased 1.8%, our net sales increased by $52 million, our gross margin rate increased by 30 basis points and our total shareholder return was 71%.

We request that our shareholders indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K by approving the following resolution:

“RESOLVED, that the shareholders of Big Lots approve, on an advisory basis, the compensation of the named executive officers of Big Lots, as disclosed in Big Lots’ Proxy Statement for the 2015 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.”

The vote on the approval of the compensation of our named executive officers is advisory, which means that the vote is not binding on the Board, the Compensation Committee or us. If a majority of the votes are cast against the approval of the compensation of our named executive officers, the Board and the Compensation Committee will evaluate whether to take any actions to address the concerns of the shareholders with respect to our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND THE NARRATIVE DISCUSSION ACCOMPANYING THE TABLES.

AUDIT COMMITTEE DISCLOSURE

General Information

The Audit Committee consists of five non-employee directors of the Board. The members of the Audit Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and NYSE listing standards.

The charter of the Audit Committee states that the purpose of the Audit Committee is to assist the Board in its oversight of:

●	the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls;
●	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;
●

the annual independent audit of our financial statements, the engagement of our independent registered public accounting firm, and the evaluation of the firm’s qualifications, independence and performance;

●	the performance of our internal audit function;
●	the evaluation of enterprise risk issues; and
●	the fulfillment of other responsibilities set forth in its charter.

The full text of the Audit Committee’s charter is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda to include all of its responsibilities and conducts a self-assessment and review of the charter annually. The Audit Committee believes it fulfilled its responsibilities under the charter in fiscal 2014.

The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm, the Company’s Director, Internal Audit and our Chief Financial Officer, in each case without the presence of management. The Audit Committee also meets in executive session without the presence of anyone else, whenever appropriate.

During fiscal 2014, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with its oversight, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in our Form 10-K, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to its audit of (1) our financial statements and (2) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee efforts related to our system of internal control over financial reporting and management’s preparations for the evaluation thereof in fiscal 2015. The Audit Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

Independent Registered Public Accounting Firm

The Audit Committee engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2014. Deloitte & Touche LLP has served as our independent registered public accounting firm since October 1989. The Audit Committee annually selects our independent registered public accounting firm.

Audit and Non-Audit Services Pre-Approval Policy

Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2014, including the related fees, were pre-approved by the Audit Committee. Under the policy, the Audit Committee is required to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm to assure that the provision of those services does not impair the firm’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees incurred for each category of service at Audit Committee meetings throughout the year.

During the year, it may become necessary to engage the independent registered public accounting firm for additional services that have not been pre-approved. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The fees billed to us for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:

	Fiscal 2013	Fiscal 2014
($ in thousands)	($)	($)
Audit Fees	1,320	1,355
Audit-Related Fees (1)	10	7
Tax Fees (2)	175	346
All Other Fees (3)	2	1,007
Total Fees	1,507	2,715
____________________

(1)	For fiscal 2013 and fiscal 2014, the audit-related fees principally related to accounting consultation.

(2)	For fiscal 2013 and fiscal 2014, $150 and $323 of the tax fees, respectively, related to tax compliance services for our Canadian operations.
(3)	For fiscal 2013, the other fees principally related to online subscription fees for technical accounting support. For fiscal 2014, the other fees include fees related to online subscription fees for technical support and $1,005 paid to Deloitte Consulting in connection with Deloitte’s advisory services related to the development and expected launch of our Ecommerce operations, the first phase of our multi-year Omnichannel strategic initiative. The Deloitte Consulting advisory services were utilized for approximately three months of 2014. We intend to utilize Deloitte Consulting’s services until we launch our Ecommerce operation, which is expected to occur in 2016. Deloitte Consulting is not acting in any Company Management capacity. A monthly review of the advisory services activities is occurring with the Deloitte & Touche LLP audit engagement partner, the Deloitte Consulting Team and the Audit Committee chair to ensure that independence is maintained.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2014 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written communications from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal 2014 be included in our Form 10-K for filing with the SEC.

Members of the Audit Committee
Philip E. Mallott, Chair
James R. Chambers
Peter J. Hayes
Brenda J. Lauderback
Russell E. Solt

PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015

At its March 3, 2015 meeting, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015, subject to our entry into a mutually agreed upon services contract with Deloitte & Touche LLP. The submission of this matter for approval by shareholders is not legally required; however, we believe that such submission is consistent with best practices in corporate governance and is another opportunity for shareholders to provide direct feedback on an important issue of our corporate governance. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.

PROPOSAL FOUR: ADOPTION OF AN AMENDMENT TO OUR CODE OF REGULATIONS TO IMPLEMENT
PROXY ACCESS

Under this Proposal 4, the Board is recommending that our shareholders adopt an amendment to our Regulations to implement proxy access. The proposed amendment is contained in a new Section 2.13 to our Regulations, a copy of which is attached to this Proxy Statement as Appendix A (the “Amendment”) Proxy access allows eligible shareholders to include their own nominees for director in the Company’s proxy materials along with the candidates nominated by the Board. At the Company’s 2014 Annual Meeting of Shareholders, our shareholders approved a nonbinding shareholder proposal requesting that the Company implement proxy access. After considering the views expressed by our shareholders, the Board approved the Amendment. Pursuant to the Ohio General Corporation Law and the Company’s organizational documents, the Amendment will not become effective unless it is adopted by the affirmative vote of holders of our common shares entitling them to exercise not less than a majority of the voting power of the Company on the Proposal. The Amendment would become effective upon its adoption by our shareholders. The Board’s decision to approve and seek shareholder adoption of proxy access amendments reflects its continuing commitment to respond to the views of the Company’s shareholders and provide them with a voice in corporate governance matters.

Description of Amendment

The following description of the Amendment is qualified in its entirety by reference to the complete text of the Amendment which is attached hereto in Appendix A. You are urged to read the Amendment in its entirety.

Eligibility of Shareholders to Nominate Directors

Any shareholder or group of shareholders who have maintained continuous qualifying ownership of at least 3% of the Company’s outstanding common shares for at least the previous three years would be permitted to include a specified number of director nominees in the Company’s proxy materials for its annual meeting of shareholders.

Calculation of Qualifying Ownership

To ensure that the interests of shareholders seeking to include director nominees in the Company’s proxy materials are aligned with those of other shareholders, a nominating shareholder would be deemed to own only those outstanding common shares of the Company as to which the shareholder possesses both (1) the full voting and investment rights pertaining to the shares and (2) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares. The following shares would not count as “owned” shares for purposes of the amendment:

●	shares sold by the shareholder or any of its affiliates in any transaction that has not been settled or closed;
●	shares borrowed by the shareholder or any of its affiliates for any purposes or purchased by the shareholder or any of its affiliates pursuant to an agreement to resell;
●

shares subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by the shareholder or any of its affiliates which has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, the shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by the shareholder or affiliate.

Number of Shareholder-Nominated Candidates

The maximum number of shareholder-nominated candidates that the Company would be required to include in its proxy materials would equal 25% of the directors in office at the time of nomination. If the 25% calculation does not result in a whole number, the maximum number of shareholder-nominated candidates would be the closest whole number below 25%. If one or more vacancies occur on the Board, or the Board decides to reduce the size of the Board in connection therewith, after the nomination deadline, the nominee limit would be calculated based on the reduced number of directors. Any shareholder-nominated candidate who is either subsequently withdrawn or included by the Board in the proxy materials as a Board-nominated candidate would be counted against the nominee limit.

Procedure for Selecting Candidates if Nominee Limit Exceeded

Any nominating shareholder that submits more than one nominee would be required to provide a ranking of its proposed nominees. If the number of shareholder-nominated candidates exceeds the nominee limit, the highest ranking qualified individual from the list proposed by each nominating shareholder, beginning with the nominating shareholder with the largest qualifying ownership and proceeding through the list of nominating shareholders in descending order of qualifying ownership, would be selected for inclusion in the proxy materials until the nominee limit is reached.

Nominating Procedure

In order to provide adequate time to assess shareholder-nominated candidates, requests to include shareholder-nominated candidates in the Company’s proxy materials must be received no earlier than 150 days and no later than 120 days before the anniversary of the date that the Company issued its proxy statement for the previous year’s annual meeting of shareholders.

Information Required of All Nominating Shareholders

Each shareholder seeking to include a director nominee in the Company’s proxy materials would be required to provide certain information to the Company, including:

●	verification of, and information regarding, the stock ownership of the shareholder as of the date of the submission and the record date for the annual meeting;
●	the Schedule 14N filed by the shareholder with the SEC;
●	information regarding each director nominee, including biographical and stock ownership information;
●

the written consent of each director nominee to (1) be named in the proxy statement, (2) serve as a director if elected and (3) the public disclosure of the information provided by the shareholder regarding the director nominee;

●	a description of any arrangement with respect to the nomination between the shareholder and any other person;
●	any other information relating to the shareholder that is required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and
●	the written consent of the shareholder to the public disclosure of the information provided to the Company.

Nominating shareholders would also be required to make certain written representations to and agreements with the Company, including:

●	lack of intent to change or influence control of the Company;
●	intent to maintain qualifying ownership through the annual meeting date;
●	refraining from nominating any person for election to the Board other than its director nominees submitted through the proxy access process;
●	intent to be present in person or by proxy to present its nomination at the meeting;
●	engaging and/or participating only in the solicitation of their nominees or Board nominees;
●	not distributing any form of proxy for the annual meeting other than the form distributed by the Company;
●	complying with solicitation rules and assuming liabilities related to and indemnifying the Company against losses arising out of the nomination; and
●	the accuracy and completeness of all information provided to the Company.

Information Required of All Shareholder Nominees

Each shareholder nominee would be required to make certain written representations to and agreements with the Company, including:

●	acting in accordance with his or her duties as a director under the Ohio General Corporation Law;
●	refraining from voting agreements or commitments as a director;
●	no compensatory arrangements with a person or entity other than the Company in connection with such shareholder nominee’s candidacy for director or service or action as a director;
●	complying with applicable laws and stock exchange requirements and the Company’s policies and guidelines applicable to directors; and
●	the accuracy and completeness of all information provided to the Company.

Each shareholder nominee would also be required to submit an irrevocable resignation to the Company in connection with his or her nomination, which would become effective upon the Board determining that certain information provided by the shareholder nominee in connection with the nomination is untrue or misleading or that the nominee or the shareholder that nominated the nominee breached any obligations to the Company under the Regulations. Shareholder nominees would also be required to submit completed and signed questionnaires required of Company directors and officers and provide any additional information necessary for the Board’s independence evaluation and determination.

Exclusion of Shareholder Nominees

The Company would not be required to include a shareholder nominee in the Company’s proxy materials if:

●	the nominating shareholder participates in the solicitation of any nominee other than its nominees or Board nominees;
●	the nominee becomes a party to a compensatory arrangement with a person or entity other than the Company in connection with such nominee’s candidacy for director or service or action as a director;
●	the nominee is not independent under any applicable independence standards;
●	the election of the nominee would cause the Company to violate its Regulations or Amended Articles of Incorporation, any stock exchange requirements or any laws, rules or regulations;
●	the nominee has been an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, within the past three years;
●	the nominee is the subject of a pending criminal proceeding or has been convicted in a criminal proceeding within the past 10 years; or
●	the nominee or the nominating shareholder has provided false or misleading information to the Company or breached any of their respective obligations under the Amendment.

The Board or the chairman of the annual meeting would declare a director nomination by a shareholder to be invalid, and such nomination would be disregarded, if (1) the director nominee or the shareholder breaches any of their respective obligations under the Amendment or (2) the shareholder does not appear at the annual meeting in person or by proxy to present the nomination.

Future Disqualification of Shareholder Nominees

Any shareholder nominee who is included in the Company’s proxy materials but subsequently withdraws from or becomes ineligible for election at the meeting or does not receive at least 25% of the vote cast in favor of his or her election would be ineligible for nomination for the following two annual meetings.

Supporting Statement

Nominating shareholders would be permitted to include in the proxy statement a 500-word statement in support of their nominee(s). The Company may omit any information or statement that it, in good faith, believes would violate any applicable law or regulation.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO ADOPT THE AMENDMENT TO OUR REGULATIONS TO IMPLEMENT PROXY ACCESS.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at our 2016 annual meeting of shareholders must be received by our Corporate Secretary at our corporate offices on or before          , 2015 to be eligible for inclusion in our 2016 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2016 annual meeting of shareholders without inclusion of that proposal in our 2016 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our corporate offices on or before          , 2015, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2016 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

PROXY SOLICITATION COSTS

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, the brokers and banks holding our common shares for beneficial holders must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. We have also retained Georgeson Inc. to aid in the solicitation of proxies for a fee estimated to be $6,500, plus reasonable out-of-pocket expenses.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than as referred to in Proposal One, Proposal Two, Proposal Three and Proposal Four above. If any other matter is properly brought before the Annual Meeting for action by shareholders, common shares represented by proxies returned to us and not revoked will be voted on such matter in accordance with the recommendations of the Board.

By order of the Board of Directors,

Timothy A. Johnson
Executive Vice President, Chief Financial Officer

April , 2015
Columbus, Ohio

APPENDIX A

SECTION 2.13. PROXY ACCESS.

(A) Information Included in Proxy Materials. Subject to the provisions of this Section 2.13, whenever the board of directors solicits proxies with respect to the election of directors at an annual meeting of shareholders, the corporation shall include in its proxy statement for such meeting, in addition to any persons nominated for election by the board of directors or any committee thereof, the name of, together with the Required Information (as defined below) for, any person nominated for election (a “Shareholder Nominee”) to the board of directors by a shareholder or group of shareholders that (i) satisfies the requirements of this Section 2.13 (an “Eligible Shareholder”) and (ii) expressly requests in the notice required by this Section 2.13 (the “Notice of Proxy Access Nomination”) to have the Shareholder Nominee included in the corporation’s proxy materials pursuant to this Section 2.13. The corporation shall also include the name of any such Shareholder Nominee on the form of proxy for such annual meeting, subject to the provisions of this Section 2.13. For purposes of this Section 2.13, the “Required Information” that the corporation shall include in its proxy statement is the information provided by the Eligible Shareholder to the secretary of the corporation concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the corporation’s proxy statement by the regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and if the Eligible Shareholder so elects, a written statement, not to exceed 500 words, in support of the Shareholder Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained in this Section 2.13, the corporation may omit from its proxy materials any information or Statement (or portion thereof) that it, in good faith, believes would violate any applicable law or regulation. Notwithstanding anything to the contrary in this Section 2.13, the corporation shall not be required pursuant to this Section 2.13 to include any information regarding a Shareholder Nominee in its proxy materials for any meeting of shareholders for which any person is engaging in a solicitation within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at such meeting other than Shareholder Nominees or nominees of the board of directors.

(B) Shareholder Nominee Notice Period. The corporation shall only be required to include information regarding a Shareholder Nominee in its proxy materials with respect to an annual meeting of shareholders if the Notice of Proxy Access Nomination relating to the Shareholder Nominee is delivered to, or mailed to and received by, the secretary of the corporation no earlier than 150 days and no later than 120 days (the “Final Proxy Access Nomination Date”) before the anniversary of the date that the corporation issued its proxy statement for the previous year’s annual meeting of shareholders; provided, however, that if the corporation did not hold an annual meeting during the previous year, or if the date of the annual meeting has changed by more than 30 calendar days from the previous year, or if the registrant is holding a special meeting or conducting an election of directors by written consent in lieu of an annual meeting, then the Eligible Shareholder must deliver the Notice of Proxy Access Nomination to the corporation a reasonable time before the corporation issues its proxy materials, as specified by the corporation in a Current Report on Form 8-K filed pursuant to Item 5.08.

(C) Maximum Number of Shareholder Nominees. The maximum number of Shareholder Nominees nominated by all Eligible Shareholders that the corporation shall be required to include in its proxy materials with respect to an annual meeting of shareholders shall not exceed 25% of the total number of members of the corporation’s board of directors as of the Final Proxy Access Nomination Date, or if such amount is not a whole number, the closest whole number below 25% (the “Nominee Limit”); provided, however, that if one or more vacancies occur on the corporation’s board of directors after the Final Proxy Access Nomination Date but before the date of the annual meeting and the board of directors reduces the size of the board in connection therewith, the Nominee Limit shall be calculated based on the reduced number of directors. Any individual nominated by an Eligible Shareholder for inclusion in the corporation’s proxy materials pursuant to this Section 2.13 who is either subsequently withdrawn or nominated by the board of directors as a board of directors nominee for election as a director shall be counted as a Shareholder Nominee for purposes of calculating the Nominee Limit. Any Eligible Shareholder that submits more than one Shareholder Nominee for inclusion in the corporation’s proxy materials shall rank such Shareholder Nominees based on the order that the Eligible Shareholder desires such Shareholder Nominees to be selected for inclusion in the corporation’s proxy materials in the event that the total number of Shareholder Nominees submitted by Eligible Shareholders exceeds the Nominee Limit. If the number of Shareholder Nominees submitted by Eligible Shareholders exceeds the Nominee Limit, the highest ranked Shareholder Nominee who meets the requirements of this Section 2.13 of each Eligible Shareholder will be included in the corporation’s proxy materials proceeding in order of the amount (largest to smallest) of common shares of the corporation each Eligible Shareholder owns for purposes of this Section 2.13 until the Nominee Limit is reached. If the Nominee Limit is not reached after the highest ranking Shareholder Nominee who meets the requirements of this Section 2.13 from each Eligible Shareholder has been selected for inclusion in the corporation’s proxy materials, this process shall be repeated until the Nominee Limit is reached.

(D) Removal of Shareholder Nominees from Proxy Materials. If a Shareholder Nominee dies, becomes disabled or is otherwise disqualified from being nominated for election or serving as a director prior to the annual meeting, the corporation may, to the extent feasible, remove the name of the Shareholder Nominee and the Statement from its proxy statement, remove the name of the Shareholder Nominee from its form of proxy and/or otherwise communicate to its shareholders that the Shareholder Nominee will not be eligible for nomination at the annual meeting.

(E) Determination of Ownership of Common Shares. For purposes of this Section 2.13, an Eligible Shareholder shall be deemed to “own” only those outstanding common shares of the corporation as to which the shareholder possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit from and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such shareholder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such shareholder or any of its affiliates for any purposes or purchased by such shareholder or any of its affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such shareholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding common shares of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such shareholder’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss realized or realizable from maintaining the full economic ownership of such shares by such shareholder or affiliate. A shareholder shall “own” shares held in the name of a nominee or other intermediary so long as the shareholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares; provided, however, that a shareholder shall not be deemed to relinquish voting rights pertaining to shares as to which such shareholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by such shareholder. For purposes of this Section 2.13, the terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding common shares of the corporation are “owned” for these purposes shall be determined by the board of directors or any committee thereof. For purposes of this Section 2.13, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Exchange Act.

(F) Common Share Ownership Requirements. To make a nomination pursuant to this Section 2.13, an Eligible Shareholder (i) must own (as defined in Section 2.13(E)) at least three percent (the “Required Ownership Percentage”) of the outstanding common shares of the corporation (the “Required Shares”), continuously for at least three years (the “Minimum Holding Period”) as of both the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the secretary of the corporation and the record date for determining the shareholders entitled to vote at the annual meeting and (ii) must continue to own the Required Shares through the date of the annual meeting.

(G) Information Required in Notice of Proxy Access Nomination. An Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) must provide the following information in writing to the secretary of the corporation within the time period specified in Section 2.13(B) for delivering the Notice of Proxy Access Nomination:

(i) one or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Notice of Proxy Access Nomination is delivered to, or mailed to and received by, the secretary of the corporation, the Eligible Shareholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares;

(ii) the Eligible Shareholder’s agreement to provide, within five business days after the record date for the annual meeting, written statements from such record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date;

(iii) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;

(iv) (a) the name, age, principal occupation or employment and business address and residence address of each Shareholder Nominee submitted by the Eligible Shareholder, (b) the class and number of shares of capital stock of the corporation owned by each such Shareholder Nominee, including shares beneficially owned and shares held of record, and (c) any other information relating to each such Shareholder Nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(v) a written representation and agreement executed by each Shareholder Nominee submitted by the Eligible Shareholder acknowledging that the Shareholder Nominee (a) understands his or her duties as a director under the Ohio General Corporation Law and agrees to act in accordance with those duties while serving as a director, (b) is not and shall not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director of the corporation, will act or vote as a director on any issue or question, (c) is not and shall not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such Shareholder Nominee’s candidacy for director of the corporation or service or action as a director of the corporation, (d) if elected as a director of the corporation, shall comply with all applicable laws and stock exchange listing standards and the corporation’s policies and guidelines applicable to directors and (e) shall provide facts, statements and other information in all communications with the corporation and its shareholders that are or shall be true and correct in all material respects and do not and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(vi) the written consent of each Shareholder Nominee to (a) be named in the proxy materials as a nominee, (b) serve as a director if elected and (c) the public disclosure of the information provided pursuant to Section 2.13(G)(iv);

(vii) with respect to the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) providing the Notice of Proxy Access Nomination:

(a) the name and address of the Eligible Shareholder;

(b) the class and number of shares of capital stock of the corporation owned (as defined in Section 2.13(E)) by the Eligible Shareholder or its affiliates as of the date of the Notice of Proxy Access Nomination, and the Eligible Shareholder’s agreement that it shall notify the corporation in writing within five business days after the record date for the annual meeting of the class and number of shares of capital stock of the corporation owned by the Eligible Shareholder as of the record date for the annual meeting;

(c) the name of each nominee holder of shares of capital stock of the corporation owned beneficially but not of record by the Eligible Shareholder or its affiliates and the number of such shares of capital stock of the corporation held by such nominee holder, and the Eligible Shareholder’s agreement that it shall notify the corporation in writing within five business days after the record date for the annual meeting of the class and number of shares of capital stock of the corporation owned beneficially but not of record by the Eligible Shareholder and the number of such shares of capital stock of the corporation held by such nominee holder as of the record date for the annual meeting;

(d) a representation that the Eligible Shareholder intends to be present in person or by proxy at the annual meeting to present its nomination of the Shareholder Nominee;

(e) a description of any agreement, arrangement or understanding (whether or not in writing) with respect to the nomination between such Eligible Shareholder and any other person, including, without limitation, any agreements that would be required to be described or reported pursuant to Item 5 or Item 6 of Schedule 13D under the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the Eligible Shareholder), and the Eligible Shareholder’s agreement that it shall notify the corporation in writing within five business days after the record date for the annual meeting of any such agreement, arrangement or understanding in effect as of the record date for the annual meeting;

(f) a description of any derivative instrument, swap, option, warrant, short interest, hedge or profit interest that has been entered into by or on behalf of such Eligible Shareholder with respect to any shares of capital stock of the corporation (including the notional number of shares that are the subject thereof) and a description of any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock) that has been made by or on behalf of such Eligible Shareholder, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of stock price changes for, such Eligible Shareholder or to increase or decrease the voting power or pecuniary or economic interest of such Eligible Shareholder with respect to capital stock of the corporation (including the notional number of shares that are the subject of such transaction, agreement, arrangement or understanding), and the Eligible Shareholder’s agreement that it shall notify the corporation in writing within five business days after the record date for the annual meeting of any such transaction, agreement, arrangement or understanding in effect as of the record date for the annual meeting;

(g) any other information relating to the Eligible Shareholder that is required to be disclosed in solicitations of proxies for elections of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and

(h) the written consent of such Eligible Shareholder to the public disclosure of the information provided pursuant to this Section 2.13(G)(vii).

(viii) a written representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) (a) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the corporation, and does not presently have such intent, (b) presently intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting, (c) has not nominated and shall not nominate for election to the board of directors any person other than the Shareholder Nominee(s) being nominated by such Eligible Shareholder pursuant to this Section 2.13, (d) has not engaged and shall not engage in, and has not and shall not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the board of directors, (e) shall not distribute to any shareholder any form of proxy for the annual meeting other than the form distributed by the corporation, (f) agrees to comply with all applicable laws and regulations applicable to any solicitation in connection with the annual meeting, and (g) shall provide facts, statements and other information in all communications with the corporation and its shareholders that are or shall be true and correct in all material respects and do not and shall not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(ix) an undertaking that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder) agrees to (A) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the corporation or out of the information that the Eligible Shareholder provided to the corporation and (B) indemnify and hold harmless the corporation, and each of its directors, officers and employees individually, against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 2.13.

(H) Additional Required Information. At the request of the corporation, each Shareholder Nominee must submit to the secretary of the corporation all completed and signed questionnaires required of directors and officers of the corporation. The corporation may request such additional information as necessary to permit the board of directors to determine if each Shareholder Nominee is independent under the listing standards of each principal U.S. exchange upon which the common shares are listed, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing the independence of the corporation’s directors.

(I) Irrevocable Resignation. Each Shareholder Nominee must provide to the secretary of the corporation, within the time period specified in Section 2.13(B) for delivering the Notice of Proxy Access Nomination, an irrevocable resignation from the board of directors that shall become effective upon a determination by the board of directors or any committee thereof that (i) the information provided to the corporation by the Shareholder Nominee individual pursuant to Section 2.13(G)(v) was untrue in any material respect or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading or (ii) the Shareholder Nominee, or the Eligible Shareholder that nominated the Shareholder Nominee, breached any obligations owed to the corporation under these Regulations.

(J) Notification and Correction of Defects in Information Provided. In the event that any information or communications provided by the Eligible Shareholder or the Shareholder Nominee to the corporation or its shareholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the secretary of the corporation of any defect in such previously provided information and of the information that is required to correct any such defect.

(K) Exclusion of Shareholder Nominees. The corporation shall not be required to include, pursuant to this Section 2.13, a Shareholder Nominee in its proxy materials for any meeting of shareholders:

(i) if the Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) who has nominated such Shareholder Nominee has engaged or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee(s) or a nominee of the board of directors;

(ii) if the Shareholder Nominee is or becomes a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with such Shareholder Nominee’s candidacy for director of the corporation or service or action as a director of the corporation;

(iii) who is not independent under the listing standards of the principal U.S. exchange upon which the common shares of the corporation are listed, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing independence of the corporation’s directors, in each case as determined by the board of directors;

(iv) whose election as a member of the board of directors would cause the corporation to be in violation of these Regulations, the corporation’s articles of incorporation, as amended, the rules and listing standards of the principal U.S. exchange upon which the common shares of the corporation are listed, or any applicable state or federal law, rule or regulation;

(v) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;

(vi) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years;

(vii) if such Shareholder Nominee or the applicable Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) provides information to the corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the board of directors or any committee thereof; or

(viii) the Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) or applicable Shareholder Nominee fails to comply with its obligations pursuant to this Section 2.13.

(L) Invalid and Disregarded Nominations. Notwithstanding anything to the contrary set forth herein, the board of directors or the chairman of the annual meeting of shareholders shall declare a nomination by an Eligible Shareholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the corporation, if (i) the Shareholder Nominee(s) and/or the applicable Eligible Shareholder (or any member of any group of shareholders that together is such Eligible Shareholder) breaches its or their obligations under this Section 2.13, as determined by the board of directors or the chairman of the annual meeting, or (ii) the Eligible Shareholder (or a qualified representative thereof) does not appear at the meeting of shareholders to present any nomination pursuant to this Section 2.13.

(M) Ineligible Shareholder Nominees. Any Shareholder Nominee who is included in the corporation’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of such Shareholder Nominee’s election, shall be ineligible to be a Shareholder Nominee pursuant to this Section 2.13 for the following two annual meetings.

ATTN: GENERAL COUNSEL
300 PHILLIPI ROAD
COLUMBUS, OH 43228

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 27, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and notices of Internet availability of proxy materials, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M87323-P64813	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BIG LOTS, INC.				For All	Withhold All	For All Except

1.	ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the election of the nominees named below:			☐	☐	☐

	01)	Jeffrey P. Berger	06)	Philip E. Mallott
	02)	David J. Campisi	07)	Nancy A. Reardon
	03)	James R. Chambers	08)	Wendy L. Schoppert
	04)	Marla C. Gottschalk	09)	Russell E. Solt
	05)	Cynthia T. Jamison

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain
2.

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. The Board of Directors recommends a vote FOR the approval of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables.

		☐	☐	☐

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015. The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for the 2015 fiscal year.	☐	☐	☐

4.	APPROVAL OF AN AMENDMENT TO BIG LOTS' CODE OF REGULATIONS TO ADOPT PROXY ACCESS. The Board of Directors recommends a vote FOR the approval of an amendment to Big Lots' Code of Regulations to adopt proxy access.	☐	☐	☐

The undersigned hereby expressly revokes any and all proxies heretofore given or executed by him/her with respect to the common shares of Big Lots represented by this proxy card.

Please date and sign as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, partnership or other entity, please sign in full entity name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders of Big Lots, Inc. To Be Held on May 28, 2015:
Big Lots, Inc.'s Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report on Form 10-K
for the fiscal year ended January 31, 2015 are available at www.proxyvote.com.

M87324-P64813

BIG LOTS, INC.
Proxy Solicited on Behalf of the Board of Directors
for the May 28, 2015
Annual Meeting of Shareholders

The individual(s) signing on the reverse side of this proxy card as a shareholder or an attorney, executor, administrator, authorized officer or other fiduciary of the shareholder (collectively referred to as the "Owner") hereby appoints David J. Campisi, Timothy A. Johnson and Michael A. Schlonsky, and each of them, with full power of substitution, as proxies for the Owner to attend the Annual Meeting of Shareholders of Big Lots, Inc. ("Big Lots"), to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 a.m., EDT on May 28, 2015, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of Big Lots which the Owner would be entitled to vote, with all the power the Owner would possess if present in person, as indicated on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner specified by the Owner. If the Owner does not specify a choice as to a proposal, excluding broker non-votes, the above-named proxies will vote the common shares: (i) FOR the election of each of the nominees named on the reverse side of this proxy card (Proposal One); (ii) FOR the approval, on an advisory basis, of the compensation of Big Lots' named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and the narrative discussion accompanying the tables (Proposal Two); (iii) FOR the ratification of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for fiscal 2015 (Proposal Three); and (iv) FOR the approval of a proposal to amend Big Lots' Code of Regulations to adopt proxy access (Proposal Four). If any nominee named for election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as recommended by Big Lots' Board of Directors. The above-named proxies will vote the common shares in accordance with the recommendations of Big Lots' Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders. The Owner acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 28, 2015 meeting and the Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

PLEASE SIGN AND DATE ON THE REVERSE SIDE